Exhibit 10.6

DEBTOR-IN-POSSESSION
CREDIT AND SECURITY AGREEMENT

BY AND AMONG

BIOVEST INTERNATIONAL, INC.

AND

CORPS REAL, LLC

AND

PSOURCE STRUCTURED DEBT LIMITED

VALENS U.S. SPV I, LLC

VALENS OFFSHORE SPV I, LTD.

VALENS OFFSHORE SPV II, CORP.

LAURUS MASTER FUND LTD.
(In Liquidation)

CALLIOPE CORPORATION

AND

LV ADMINISTRATIVE SERVICES, INC.

As of April 18, 2013

TABLE OF CONTENTS

		Page

ARTICLE I DEFINITIONS		2
Section 1.1.	Definitions	2
Section 1.2.	Other Definitional Terms; Rules of Interpretation	11

ARTICLE II AMOUNT AND TERMS OF THE CREDIT FACILITY		12
Section 2.1.	Advances	12
Section 2.2.	The Notes	13
Section 2.3.	Notice and Manner of Borrowing.	13
Section 2.4.	Interest; Application of Payments; Usury.	14
Section 2.5.	Time for Principal and Interest Payments; Payment on Non-Business Days.	14
Section 2.6	No Voluntary Prepayment	15
Section 2.7	Use of Proceeds	15
Section 2.8	Liability Records	15
Section 2.9	Single Loan	15
Section 2.10	Grants, Rights and Remedies	15
Section 2.11	Perfection	15
Section 2.12	Waiver of Any Priming Rights	15
Section 2.13	Waiver of Claims to Surcharge	16

ARTICLE III SECURITY INTEREST; OCCUPANCY; SETOFF		16
Section 3.1.	Grant of Security Interest	16
Section 3.2.	Lien Perfection; Further Assurances	16
Section 3.3.	Superpriority Administrative Expense Claim	17
Section 3.4.	Notification of Account Debtors and Other Obligors	17
Section 3.5.	Assignment of Insurance	18
Section 3.6.	Occupancy	18
Section 3.7.	License	19
Section 3.8.	Setoff	19
Section 3.9.	Collateral	19
Section 3.10.	Survival	19
Section 3.11.	Termination of Liens	20

ARTICLE IV CONDITIONS OF LENDING		20
Section 4.1.	Conditions Precedent to Advances	20

ARTICLE V REPRESENTATIONS AND WARRANTIES		22
Section 5.1.	Existence and Power; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number	22
Section 5.2.	Capitalization; Voting and Registration Rights	22
Section 5.3.	Authorization of Borrowing; No Conflict as to Law or Agreements	23

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DEBTOR-IN-POSSESSION CREDIT AND SECURITY AGREEMENT

THIS DEBTOR-IN-POSSESSION CREDIT AND SECURITY AGREEMENT (the “Agreement”) is made and entered into as of April 18, 2013 and effective for all purposes as of March 14, 2013, by and among (i) BIOVEST INTERNATIONAL, INC., a Delaware corporation and a debtor in possession (the “Borrower”); (ii) CORPS REAL, LLC, an Illinois limited liability company (the “Corps Real Lender”); (iii) PSOURCE STRUCTURED DEBT LIMITED, a Guernsey limited liability company (“PSource”), VALENS U.S. SPV I, LLC, a Delaware limited liability company (“Valens U.S.”), VALENS OFFSHORE SPV I, LTD.,  a Delaware limited liability company (“Valens Offshore I”), VALENS OFFSHORE SPV II, CORP., a Delaware corporation (“Valens Offshore II”), LAURUS MASTER FUND, LTD. (IN LIQUIDATION), a Cayman Islands company (“Laurus”), and CALLIOPE CORPORATION, a Delaware corporation and successor by merger to Erato Corp. (“Calliope” and together with PSource, Valens U.S., Valens Offshore I, Valens Offshore II, and Laurus, collectively, the “LV Lenders”, and together with the Corps Real Lender, individually a “Lender” and collectively the “Lenders”); and (iv) LV ADMINISTRATIVE SERVICES, INC., a Delaware corporation in its capacity as the agent for the Lenders (the “Agent”).  Each of the Borrower, the Corps Real Lender, the LV Lenders and the Agent is a “Party” and collectively they are the “Parties” to this Agreement.

RECITALS

WHEREAS, on March 6, 2013 (the “Petition Date”), the Borrower commenced a voluntary case for reorganization under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the “Bankruptcy Court”), which was assigned Case No. 8:13-bk-02892-KRM (the “Chapter 11 Case”);

WHEREAS, since the Petition Date, the Borrower has continued to operate its businesses and manage its properties as a debtor in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, as of the Petition Date, the Borrower was indebted to the Corps Real Lender in an aggregate amount of principal, interest, fees charges and attorney fees of approximately $5,093,494.00 (the “Prepetition Corps Real Lender Indebtedness”), which is secured by first priority liens on and security interests in all of the Borrower’s assets;

WHEREAS, on March 5, 2013, the Corps Real Lender funded an additional $325,000.00 to the Borrower (the “Additional Prepetition Corps Real Lender Advance”), which is secured by a lien on and security interest in all of the Borrower’s assets;

WHEREAS, as of the Petition Date, the Borrower was indebted to the LV Lenders in an aggregate amount of principal, interest, fees charges and attorney fees of approximately $32,719,423.00 (the “Prepetition LV Lenders Indebtedness”), which is secured by, among other things, first priority liens on and security interests in all of the Borrower’s assets, junior only to the first priority liens on and security interests of the Prepetition Corps Real Lender Indebtedness;

WHEREAS, pursuant to an Amended and Restated Subordination Agreement dated as of December 3, 2012, by and between the Corps Real Lender and the Agent, on behalf of the LV Lenders, the Agent and the LV Lenders agreed that the Prepetition LV Lenders Indebtedness shall be subordinated in right of payment and priority to the payment in full of the Prepetition Corps Real Lender Indebtedness;

WHEREAS, the Borrower is in need of financing in order to fund its business operations during the course of the Chapter 11 Case and thereafter, and has asked the Lenders to make loans and advances to the Borrower in a principal amount not to exceed $6,000,000.00 in the aggregate;

WHEREAS, despite significant efforts, the Borrower is unable to obtain funds or credit on more beneficial terms and conditions than the terms and conditions set forth in this Agreement; and

WHEREAS, the Lenders are willing to provide such financing to the Borrower, subject to the terms and conditions set forth in this Agreement, including that, until the Plan Effective Date (as hereinafter defined) or the Sale Closing Date (as hereinafter defined), all of the Obligations (as hereinafter defined) hereunder and under the other Loan Documents (as hereinafter defined) constitute allowed superpriority administrative expense claims pursuant to Sections 364(c) and 364(d)(1) of the Bankruptcy Code in the Chapter 11 Case and are secured by a priming first priority lien on and security interest in substantially all of the Borrower’s personal property and interests in real estate, in each case as set forth herein and in the Financing Orders (as hereinafter defined).

NOW THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.     Definitions.  Except as otherwise expressly provided in this Agreement, the following terms shall have the meanings given them in this Section:

“Accounts” has the meaning ascribed to such term under the UCC.

“Additional Prepetition Corps Real Lender Advance” has the meaning ascribed to it in the Recitals to this Agreement.

“Advance Percentage” means, as to each LV Lender, its percentage of the Maximum LV Lenders Advance Amount, as set forth on Schedule 1 attached hereto.

“Advance Shortfall” has the meaning ascribed to it in Section 2.3(b).

“Advances” has the meaning ascribed to it in Section 2.1.

“Agent” has the meaning ascribed to it in the Preamble.

“Agreement” means this Debtor-in-Possession Credit and Security Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Annual Budget” means the budgets prepared by the Borrower showing projected cash receipts and cash disbursements (with reasonable identification of cash disbursements) for the Borrower for the period from March 2013 through February 2014.  The Annual Budget shall be substantially in the form of Exhibit A attached hereto and made a part hereof, subject to any modifications made to the attached Annual Budget from time to time as approved by the Lenders.

“Asset Purchase Agreement” means the Asset Purchase Agreement by and between the Borrower, as seller, and the Stalking Horse Purchaser, as purchaser, dated as of April 17, 2013, and as may be amended, modified or supplemented thereafter in accordance with its terms. In the event the Bankruptcy Court approves a Section 363 Sale Transaction with an Other Successful Bidder, the term “Asset Purchase Agreement” shall, as used in this Agreement, mean that certain asset purchase agreement by and between the Borrower and such Successful Bidder.

“Avoidance Actions” means any and all actions to avoid or recover a transfer of property of the Borrower’s bankruptcy estate or an interest of the Borrower in property, which the Borrower, a trustee, debtor in possession or other appropriate party in interest may assert on behalf of the Borrower’s estate under Chapter 5 of the Bankruptcy Code, including actions under one or more provisions of Section 544, 545, 547, 548, 549, 550, 551 or 553 of the Bankruptcy Code or under any other similar applicable federal, state or common law, regardless of whether or not such action has been commenced prior to the Plan Effective Date, and any and all other causes of action, grievances, arbitrations, actions, suits, demands, demand letters, claims, complaints, notices of non-compliance or violation, enforcement actions, investigations or proceedings that the Borrower may assert under Chapter 5 of the Bankruptcy Code or any similar applicable law.

“Bankruptcy Code” has the meaning ascribed to it in the Recitals to this Agreement.

“Bankruptcy Court” has the meaning ascribed to it in the Recitals to this Agreement.

“Bidding Procedures” has the meaning ascribed to it in Section 4.1(b).

“Bidding Procedures Order” means the order entered by the Bankruptcy Court in the Chapter 11 Case approving the Bidding Procedures.

“Board of Directors” means the Board of Directors of Biovest.

“Books and Records” means all books (financial and otherwise), records (financial and otherwise), contracts, licenses, insurance policies, environmental audits, business plans, files, computer files, computer discs and other data and software storage and media devices, accounting books and records, financial statements (actual and pro forma), filings with governmental authorities, and any and all records and instruments relating to the Collateral or otherwise necessary or helpful in the collection thereof or the realization thereupon.

“Borrower” has the meaning ascribed to it in the Preamble.

“Borrower Common Stock” means the common stock, par value $.01 per share, of the Borrower.

“Budget Compliance Certificate” means a written certificate, substantially in the form attached hereto as Exhibit B, signed by the chief financial officer of the Borrower.

“Budget Variance Report” has the meaning ascribed to it in Section 6.1(f).

“Budgets” means, collectively, the Chapter 11 Case Budget and the Annual Budget.

“Business Day” means a day on which the Federal Reserve Bank of New York is open for business.

“Bylaws” means the Bylaws of the Borrower, as amended or amended and restated, as of the date of this Agreement.

“Calliope” has the meaning ascribed to it in the Preamble.

“Carve-Out” has the meaning set forth in the Final Financing Order.

“Chapter 11 Case” has the meaning ascribed to it in the Recitals to this Agreement.

“Chapter 11 Case Budget” means the budgets prepared by the Borrower (and approved by the Lenders) showing projected cash receipts and cash disbursements (with reasonable identification of cash disbursements) for the Borrower for the period commencing on the Petition Date and ending on June 30, 2013, in the form attached from time to time as an exhibit to the Financing Orders.

“Charter” means the certificate of incorporation of the Borrower, as amended or amended and restated, as of the date of this Agreement.

“Claim” has the meaning ascribed to such term in Section 101(5) of the Bankruptcy Code.

“Closing Date” means March 14, 2013.

“Closing Shares” means shares representing ninety percent (90%) of the issued and outstanding shares of the Borrower Common Stock as of the Plan Effective Date.

“Collateral” means all right of title and interest of the Borrower in and to Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, documents of title, Equipment, Inventory, General Intangibles, Intellectual Property Rights, goods, instruments, Investment Property, letter-of-credit rights, and letters of credit, together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (v) all collateral subject to the Lien of any Security Document; (vi) any money or other assets of the Borrower that now or hereafter come into the possession, custody, or control of the Lenders; (vii) proceeds of any and all of the foregoing; (viii) Books and Records of the Borrower, including all mail or electronic mail addressed to the Borrower; and (ix) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which the Borrower now has or hereafter acquires any rights; provided, however, that the term “Collateral” shall not include the Avoidance Actions.

“Confirmation Hearing” means the final hearing held by the Bankruptcy Court to consider confirmation of the Plan.

“Confirmation Order” means the Final Order entered by the Bankruptcy Court in the Chapter 11 Case confirming the Plan pursuant to Section 1129 and other applicable sections of the Bankruptcy Code, which order shall be in form and substance satisfactory to the Lenders in their sole discretion.

“Confirmed Plan” means the Plan as confirmed by the Confirmation Order.

“Constituent Documents” means the Charter and the Bylaws.

“Corps Real Initial Advances” means the aggregate Advances authorized to be made to the Debtor by the Corps Real Lender pursuant to the Interim Financing Orders.

“Corps Real Lender” has the meaning ascribed to it in the Preamble.

“Credit Facility” means the credit facility under which the Initial Advances will be funded to the Borrower by the Corps Real Lender and the additional Advances will be funded to the Borrower by the Lenders in accordance with the terms of this Agreement.

“Default” means an event that, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Period” means any period of time beginning on the day a Default or Event of Default occurs and ending on the date identified by the Agent in writing as the date that such Default or Event of Default has been cured or waived; provided that, no Default Period shall extend beyond the Sale Closing Date or the Plan Effective Date.

“Deposit Account” means the Borrower’s bank account at Wells Fargo Bank, N.A., into which the Agent shall deposit by wire transfer any Advances hereunder

“Disclosure Statement” means the First Amended Disclosure Statement for First Amended Plan of Reorganization of Biovest International, Inc., under Chapter 11 of Title 11, United States Code dated as of April 18, 2013, including all exhibits thereto (on file  at Doc. No. 189 in the Chapter 11 Case), as it may be amended (with the approval of the Lenders).

“Dollars” or “$” means lawful currency of the United States of America.

“Equipment” has the meaning ascribed to such term under the UCC.

“Event of Default” has the meaning ascribed to it in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Act Filings” means the Borrower’s filings under the Exchange Act made prior to the date of this Agreement.

“Executive Officer” means, when used with reference to the Borrower, Samuel S. Duffey, its president and chief executive officer.

“Final Financing Order” means that certain Final Order Granting Debtor’s Emergency Motion for Interim and Final Orders Under 11 U.S.C. §§ 105, 361, 362, 363(c), 364(c), 364(d)(1), 364(e) and 507 and Fed. R. Bankr. P. 2002, 4001 and 9014: (I) Authorizing the Debtor to Obtain Postpetition Financing and Grant Senior Liens and Superpriority Administrative Expense Status; (II) Authorizing the Debtor to Use Cash Collateral; (III) Granting Adequate Protection to Prepetition Senior Secured Creditors; and (IV) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 2002, 4001 and 9014, dated April 10, 2013 (Doc. No. 142 in the Chapter 11 Case).

“Final Order” means an order, judgment, ruling or other decree (or any revision, modification or amendment thereto) issued and entered by the Bankruptcy Court or by any state or other federal court as may have jurisdiction over any proceeding in connection with the Chapter 11 Case for the purpose of such proceeding, which order, judgment, ruling or other decree has not been reversed, vacated, stayed, modified or amended and as to which (i) no appeal, petition for review, reargument, rehearing, reconsideration or certiorari has been taken and is pending and the time for the filing of any such appeal, petition for review, reargument, rehearing, reconsideration or certiorari has expired, or (ii) such appeal or petition has been heard and dismissed or resolved and the time to further appeal or petition has expired with no further appeal or petition pending.

“Financing Motion” means the Debtor’s Emergency Motion for Interim and Final Orders Under 11 U.S.C. §§ 105, 361, 362, 363(c), 364(c), 364(d)(1), 364(e) and 507 and Fed. R. Bankr. P. 2002, 4001 and 9014: (I) Authorizing the Debtor to Obtain Postpetition Financing and Grant Senior Liens and Superpriority Administrative Expense Status; (II) Authorizing the Debtor to Use Cash Collateral; (III) Granting Adequate Protection to Prepetition Secured Lenders; and (IV) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 2002, 4001 and 9014 (Doc. No. 25 in the Chapter 11 Case).

“Financing Orders” means, collectively, the Interim Financing Orders and the Final Financing Order.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the Borrower’s prior audited financial statements.

“General Intangibles” has the meaning ascribed to such term under the UCC.

“Indebtedness” means any and all advances, debts, commissions, fees, obligations and liabilities of the Borrower to the Lenders and the Agent, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether the Borrower may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable; provided, however, that the term “Indebtedness” shall not include the Prepetition Lenders Indebtedness.

“Indemnified Liabilities” has the meaning ascribed to it in Section 9.6.

“Indemnitees” has the meaning ascribed to it in Section 9.6.

“Infringement” or “Infringing”, when used with respect to Intellectual Property Rights, means any infringement or other violation of Intellectual Property Rights.

“Initial Advances” has the meaning ascribed to it in Section 2.1(a).

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, patent applications and registrations, service marks, trade dress, trade secrets, trademarks, trade names, designs or mask works.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement in the form attached hereto as Exhibit C, as it may be amended, modified or supplemented from time to time in accordance with the terms thereof.

“Intercompany Obligations” has the meaning ascribed to it in Section 9.13(b)(1).

“Interim Financing Orders” means, collectively, (i) that certain Interim Order Granting Debtor’s Emergency Motion for Interim and Final Orders Under 11 U.S.C. §§ 105, 361, 362, 363(c), 364(c), 364(d)(1), 364(e) and 507 and Fed. R. Bankr. P. 2002, 4001 and 9014: (I) Authorizing the Debtor to Obtain Postpetition Financing and Grant Senior Liens and Superpriority Administrative Expense Status; (II) Authorizing the Debtor to Use Cash Collateral; (III) Granting Adequate Protection to Prepetition Senior Secured Creditors; and (IV) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 2002, 4001 and 9014, dated March 14, 2013 (Doc. No. 49 in the Chapter 11 Case), and (ii) that certain Second Interim Order Granting Debtor’s Emergency Motion for Interim and Final Orders Under 11 U.S.C. §§ 105, 361, 362, 363(c), 364(c), 364(d)(1), 364(e) and 507 and Fed. R. Bankr. P. 2002, 4001 and 9014: (I) Authorizing the Debtor to Obtain Postpetition Financing and Grant Senior Liens and Superpriority Administrative Expense Status; (II) Authorizing the Debtor to Use Cash Collateral; (III) Granting Adequate Protection to Prepetition Senior Secured Creditors; and (IV) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 2002, 4001 and 9014, dated March 29, 2013 (Doc. No. 113 in the Chapter 11 Case).

“Inventory” has the meaning ascribed to such term under the UCC.

“Investment Property” has the meaning ascribed to such term under the UCC.

“Laurus” has the meaning ascribed to it in the Preamble.

“Leased Real Property” means the Borrower’s offices and facilities located at (i) 300 South Hyde Park Avenue, Suite 210, in Tampa, Florida, and (ii) 8500 Evergreen Boulevard, NW in Minneapolis, Minnesota.

“Lender” and “Lenders” have the meanings ascribed to them in the Preamble.

“Licensed Intellectual Property” has the meaning ascribed to it in Section 5.10(b).

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired, and whether arising by agreement or operation of law.

“Loan Documents” means this Agreement, the Notes, the Financing Orders, the Security Documents, and every other agreement, note, document, contract or instrument to which the Borrower now or in the future may be a party with the Lenders or the Agent with respect to the Credit Facility.

“LV Lenders” has the meaning ascribed to it in the Preamble.

“Material Adverse Effect” means any of the following:

(i)            A material adverse effect on the business, operations, results of operations, assets, liabilities or financial condition of the Borrower;

(ii)           A material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents;

(iii)          A material adverse effect on the ability of the Agent to enforce the Obligations or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Documents, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Obligations; or

(iv)           any claim against the Borrower, not previously disclosed to the Lenders, with a reasonable likelihood of an adverse decision that would result in the occurrence of an event described in clauses (i), (ii), or (iii) above.

“Maturity Date” means December 31, 2013.

“Maximum Corps Real Lender Advance Amount” means $3,000,000.00 (which is inclusive of the Additional Prepetition Corps Real Lender Advance).

“Maximum LV Lenders Advance Amount” means $3,000,000.00.

“Notes” mean, collectively, the Secured Promissory Notes executed by the Borrower and payable to the order of (i) the Corps Real Lender with respect to the Maximum Corps Real Lender Advance Amount and (ii) the LV Lenders with respect to the Maximum LV Lenders Advance Amount, which shall be substantially in the form of Exhibit D attached hereto, as the same may be renewed and amended from time to time, and all replacements thereto.

“Notice of Borrowing” has the meaning ascribed to it in Section 2.3.

“Obligations” means each and every debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Lenders, including, without limitation, all Advances, Indebtedness, fees and other obligations hereunder and under the other Loan Documents, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lenders alone or in a transaction involving other creditors of the Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several; provided, however, that the term “Obligations” shall not include the Prepetition Lenders Indebtedness.

“OFAC” has the meaning ascribed to it in Section 6.6(b).

“Other Successful Bidder” means the Person, other than the Stalking Horse Purchaser, approved by the Bankruptcy Court as the Successful Bidder in the Sale Order.

“Owned Intellectual Property” has the meaning ascribed to it in Section 5.10(a).

“Party” and “Parties” have the meanings ascribed to them in the Preamble.

“Permitted Lien” and “Permitted Liens” have the meanings ascribed to them in Section 6.3(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Petition Date” has the meaning ascribed to it in the Recitals to this Agreement.

“Plan” means the First Amended Plan of Reorganization of Biovest International, Inc. Under Chapter 11 of Title 11, United States Code dated as of April 18, 2013, including all exhibits thereto (on file at Doc. No. 189 in the Chapter 11 Case), as it shall be amended (with the approval of the Lenders).

“Plan Effective Date” means the Effective Date of the Confirmed Plan, as that term is defined in the Confirmed Plan or the Confirmation Order, as the case may be.

“Plan Transaction” has the meaning ascribed to it in Section 4.1(b).

“Post-Termination Carve-Out” has the meaning set forth in the Final Financing Order.

“Preamble” means the first paragraph of this Agreement.

“Prepetition Corps Real Lender Indebtedness” has the meaning ascribed to it in the Recitals to this Agreement.

“Prepetition Lenders Indebtedness” means, collectively, the Prepetition Corps Real Lender Indebtedness, the Additional Prepetition Corps Real Lender Advance and the Prepetition LV Lenders Indebtedness.

“Prepetition LV Lenders Indebtedness” has the meaning ascribed to it in the Recitals to this Agreement.

“PSource” has the meaning ascribed to it in the Preamble.

“Sale Closing Date” means the date the Borrower closes upon the sale of substantially all of the Borrower’s assets pursuant to the Asset Purchase Agreement, as approved by the Sale Order.

“Sale Hearing” has the meaning ascribed to it in Section 4.1(b).

“Sale Motion” means the Debtor’s Emergency Motion for Entry of an Order (I) Approving the Sale of, and Bidding Procedures in Connection with the Sale of, Substantially All of the Assets of the Debtor or the Rights under the Debtor’s Amended Plan of Reorganization, (II) Establishing Procedures for the Assumption and/or Assignment by the Debtor of Certain Executory Contracts and Unexpired Leases, (III) Approving Initial Overbid Amount and Subsequent Overbid Amounts, (IV) Approving Form and Manner of Notice of the Sale and Bidding Procedures, and (V) Setting Objection Deadlines (Doc. No. 163 in the Chapter 11 Case).

“Sale Order” means the Final Order entered by the Bankruptcy Court in the Chapter 11 Case granting the Sale Motion and either (i) approving the Asset Purchase Agreement and the Section 363 Sale Transaction, or (ii) approving the Plan Transaction.

“SEC” means the Securities and Exchange Commission.

“Section 363 Sale Transaction” has the meaning ascribed to it in Section 4.1(b).

“Security Documents” means, collectively, this Agreement, the Intellectual Property Security Agreement, and any other Loan Document delivered to the Agent from time to time to secure the Obligations.

“Security Interest” has the meaning ascribed to it in Section 3.1.

“Senior Obligations” has the meaning ascribed to it in Section 9.13(b)(1).

“Stalking Horse Purchaser” means, collectively, Corps Real, LLC and LV Administrative Services, Inc., as Agent for the LV Lenders.

“Subsidiary” means any Person of which more than fifty percent (50%) of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, regardless of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Successful Bidder” has the meaning ascribed to it in the Bidding Procedures.

“Termination Date” means the first to occur of (i) the Maturity Date, (ii) the Sale Closing Date, (iii) the Plan Effective Date, if the Stalking Horse Purchaser is not the Successful Bidder, or (iv) the date the Agent demands payment of the Obligations, following an Event of Default, pursuant to Section 7.2.

“UCC” means the Uniform Commercial Code in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.

“U.S.A. Patriot Act” has the meaning ascribed to it in Section 5.12.

“Valens Offshore I” has the meaning ascribed to it in the Preamble.

“Valens Offshore II” has the meaning ascribed to it in the Preamble.

“Valens U.S.” has the meaning ascribed to it in the Preamble.

Section 1.2.     Other Definitional Terms; Rules of Interpretation.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.  All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC.  References herein to Articles, Sections, subsections, Exhibits, Schedules and the like are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”.  Defined terms include in the singular number the plural and in the plural number the singular.  Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor.  Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

ARTICLE II

AMOUNT AND TERMS OF THE CREDIT FACILITY

Section 2.1.     Advances.  The Corps Real Lender and the LV Lenders each agree, subject to the terms and conditions of this Agreement and the Financing Orders, to make advances (the “Advances”) to the Borrower from the Closing Date to and until (but not including) the Termination Date, as follows:

(a)  Upon the entry by the Bankruptcy Court of each of the Interim Financing Orders, the Corps Real Lender shall make Advances to the Borrower in the amounts authorized by the Bankruptcy Court in the Interim Financing Orders (the “Initial Advances”).  Following the entry by the Bankruptcy Court of the Final Financing Order, upon delivery of a Notice of Borrowing by the Borrower in accordance with Section 2.3, the Corps Real Lender shall make additional Advances to the Borrower in accordance with the Chapter 11 Case Budget or the Annual Budget, as the case may be; provided that, the aggregate amount of all Advances to be made under the Credit Facility by the Corps Real Lender shall not exceed the Maximum Corps Real Lender Advance Amount.

(b)  Once the Maximum Corps Real Lender Advance Amount has been disbursed to the Borrower, upon delivery of a Notice of Borrowing by the Borrower in accordance with Section 2.3, the LV Lenders shall make additional Advances to the Borrower in accordance with the Chapter 11 Case Budget or the Annual Budget, as the case may be; provided that, the aggregate amount of all Advances to be made under the Credit Facility by the LV Lenders shall not exceed the Maximum LV Lenders Advance Amount.

(c)    The Corps Real Lender represents and warrants to the Borrower that, subject to the terms and conditions of this Agreement (including Section 2.1(d)), it is obligated to advance the Maximum Corps Real Lender Advance Amount to the Borrower, including following the Plan Effective Date to the extent of any un-advanced portion of the Maximum Corps Real Lender Advance Amount.  The LV Lenders represent and warrant to the Borrower that, subject to the terms and conditions of this Agreement (including Section 2.1(d)), they are obligated to advance the Maximum LV Lenders Advance Amount to the Borrower, including following the Plan Effective Date to the extent of any un-advanced portion of the Maximum LV Lenders Advance Amount.  Notwithstanding the foregoing, after the Plan Effective Date, neither the Corps Real Lender with respect to the un-advanced portion of the Maximum Corps Real Lender Advance Amount nor the LV Lenders with respect to the un-advanced portion of the Maximum LV Lenders Advance Amount shall be obligated to make any Advance hereunder if the Borrower is able to obtain funding from a capital raise, third party financing or proceeds from a partnership/licensing agreement or otherwise.

(d)           Notwithstanding anything to the contrary contained in this Agreement or the Financing Orders, upon the occurrence of the Termination Date, neither the Corps Real Lender with respect to the un-advanced portion of the Maximum Corps Real Lender Advance Amount nor the LV Lenders with respect to the un-advanced portion of the Maximum LV Lenders Advance Amount shall be obligated to make any Advance hereunder.

Section 2.2.    The Notes.  The Advances by the Corps Real Lender and the LV Lenders shall be evidenced by the Notes.  The Agent is hereby irrevocably authorized by the Borrower to enter on the schedule forming a part of the Notes, or otherwise in its records, appropriate notations evidencing the date and the amount of each Advance, and, in the absence of manifest error, such notations shall constitute prima facie evidence thereof.  The Agent is hereby irrevocably authorized by the Borrower to attach to and make a part of each of the Notes a continuation of any such schedule as and when required.  No failure on the part of the Agent to make any notation as provided in this Section 2.2 shall in any way affect any Advance or the rights of the Lenders under the Loan Documents or the Obligations of the Borrower.

Section 2.3.     Notice and Manner of Borrowing.

(a)           Whenever the Borrower desires to obtain an Advance hereunder, the Borrower shall give notice to the Agent (which notice shall be irrevocable) by telecopy or telephone received by no later than 10:00 am., New York, New York time, on the date that is one (1) Business Day before the day on which the requested Advance is to be made. The Borrower may request Advances hereunder on a weekly or a bi-weekly basis, as determined by the Borrower. Each Advance requested shall be for an amount equal to the amount set forth in the Chapter 11 Case Budget or the Annual Budget, as the case may be, for the one-week period or the two-week period covered by the Borrower’s request.  Each such notification by telephone pursuant to this Section 2.3 shall be immediately followed by a written confirmation thereof by the Borrower in substantially the form of Exhibit E attached hereto (a “Notice of Borrowing”); provided that, if such written confirmation differs in any material respect from the action taken by the Agent, the records of the Agent shall be conclusive absent manifest error.  Each Notice of Borrowing shall specify (i) the requested date of such borrowing (which shall be a Business Day), and (ii) the principal amount of Advance to be borrowed.

(b)           Subject to the terms and conditions hereof, the applicable Lender shall make available to the Agent, in immediately available funds, by no later than 1:00 p.m., New York, New York time, on the date upon which any Advance is to be made to the Borrower, the entire amount of the requested Advance; provided that, in the case of an Advance by the LV Lenders, each LV Lender shall be required to make available to the Agent such LV Lender’s Advance Percentage of the requested Advance.  In the event that any LV Lender refuses or fails to make available to the Agent such LV Lender’s Advance Percentage of the requested Advance (the “Advance Shortfall”), the remaining LV Lenders shall immediately make available to the Agent the amount of the Advance Shortfall based on each such LV Lender’s Advance Percentage (not taking into account in such instance the Advance Percentage of the LV Lender that refused or failed to make available its share of the required Advance).  The Agent shall, in turn, disburse each Advance on the effective date specified therefor by wire transfer to the Deposit Account.  In no event shall the Agent (in its capacity as the Agent) have any obligation to fund any Advances.

(c)           The Corps Real Lender shall not have any obligation to make an Advance to the Borrower hereunder to the extent that the amount of the requested Advance exceeds the Maximum Corps Real Lender Advance Amount, and the LV Lenders shall not have any obligation to make an Advance to the Borrower hereunder to the extent that the amount of the requested Advance exceeds the Maximum LV Lenders Advance Amount.

(d)           All of the Advances shall be secured by the Collateral.

Section 2.4.     Interest; Application of Payments; Usury.

(a)           Interest. The principal amount of the Advances shall bear interest at the rate of sixteen percent (16%) per annum and shall be calculated based on a year of 360 days for the actual number of days elapsed.

(b)           Application of Payments. Any payments required to be made by the Borrower hereunder shall be applied to the Obligations on the first Business Day after receipt by the Agent in the Agent’s general account.  The Agent shall apply such payments in satisfaction of the Obligations in such order as the Agent determines in its sole discretion.

(c)           Usury.  No change in the interest rate hereunder shall be put into effect which would result in an interest rate greater than the highest rate permitted by law.  Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrower and the Lenders are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws.  If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the Obligations evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrower and the Lenders.  This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrower and the Lenders, or their successors and assigns.

Section 2.5.     Time for Principal and Interest Payments; Payment on Non-Business Days.

(a)           Time for Principal and Interest Payments.  The outstanding principal amount of all Advances and all accrued and unpaid interest on the Advances shall be due and payable on the Termination Date; provided, however, that if the Stalking Horse Purchaser is the Successful Bidder, then upon the occurrence of either (i) the Sale Closing Date or (ii) the Plan Effective Date, the Borrower shall have no obligation to pay any of the Obligations (whether for Advances prior to or following the Plan Effective Date) or any of the Prepetition Lenders Indebtedness, and the Lenders and the Agent shall have no Claims of any nature whatsoever against the Borrower, including, but not limited to, with respect to any of the Obligations (whether for Advances prior to or following the Plan Effective Date) or any of the Prepetition Lenders Indebtedness.

(b)           Payment on Non-Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest on the Advances hereunder.

Section 2.6     No Voluntary Prepayment.  The Borrower may not prepay the Advances, in whole or in part, except as otherwise provided in the Confirmation Order or the Sale Order.

Section 2.7     Use of Proceeds.  The Borrower shall use the proceeds of Advances for the purpose of funding certain costs and expenses of the Borrower in accordance with the Budgets.  No proceeds of any Advance may be utilized by the Borrower to finance in any way any professional fees, disbursements, costs or expenses incurred in connection with asserting, investigating, or preparing any claims or causes of action against the Agent, the Lenders, or their counsel or advisors (including advisors to their counsel), arising from or relating to this Agreement or the Prepetition Lenders Indebtedness, and/or investigating, challenging or raising any defenses to the Obligations and/or the Liens granted under this Agreement or the Liens securing the Prepetition Lenders Indebtedness.

Section 2.8      Liability Records.  The Agent may maintain from time to time, at its discretion, records as to the Obligations.  All entries made on any such record, if presented to the Borrower, shall be presumed correct until the Borrower establishes the contrary.  Upon the Agent’s demand, the Borrower will admit and certify in writing the exact principal balance of the Obligations that the Borrower then asserts to be outstanding.  Any billing statement or accounting rendered by the Agent shall be conclusive and fully binding on the Borrower unless the Borrower gives the Agent written notice of its objection to any billing statement or accounting within thirty (30) days after receipt thereof.

Section 2.9     Single Loan.  All Advances to the Borrower and all of the other Obligations of the Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of the Borrower secured by all of the Collateral.

Section 2.10   Grants, Rights and Remedies.  The Liens, the Security Interest and the administrative priority granted pursuant to Article III may be independently granted by the Loan Documents.  This Agreement, the Interim Financing Orders, the Final Financing Order and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of the Agent hereunder and thereunder are cumulative.

Section 2.11   Perfection.  The Liens and Security Interest securing the Obligations, as granted in Article III, shall be deemed valid and perfected by the entry of the Interim Financing Orders and the entry of the Interim Financing Orders shall have occurred on or before the date of any Advance authorized thereunder.  The Agent shall be permitted, but is not required, to file any financing statements, leasehold mortgages, security agreements, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Liens and Security Interest granted by or pursuant to this Agreement, the Financing Orders or any other Loan Document, and such Liens and Security Interest shall be deemed perfected without the Agent taking any action whatsoever.  Notwithstanding the foregoing, the Borrower agrees, promptly upon request by the Agent, to take all actions reasonably requested by the Agent to perfect a first priority Lien in all or any portion of the Collateral (subject to the Permitted Liens).

Section 2.12   Waiver of Any Priming Rights.  The Borrower agrees on behalf of itself and its bankruptcy estate that, for so long as any Obligations shall be outstanding, the Borrower and the Borrower’s bankruptcy estate hereby irrevocably waive any right pursuant to Section 364(c) or 364(d) of the Bankruptcy Code or otherwise to grant any Lien of equal or greater priority than the Lien securing the Obligations or to approve a Claim of equal or greater priority than the Obligations.

Section 2.13   Waiver of Claims to Surcharge.  The Borrower and the Borrower’s bankruptcy estate hereby waive any claims to surcharge the Collateral under Section 506(c) of the Bankruptcy Code.

ARTICLE III

SECURITY INTEREST; OCCUPANCY; SETOFF

Section 3.1.    Grant of Security Interest.  The Borrower hereby pledges, assigns and grants to the Agent, for the benefit of itself and as agent for the Lenders, a continuing first priority Lien and security interest (subject only to (i) the Carve-Out, (ii) the Post-Termination Carve-Out, and (iii) the Permitted Liens), in accordance with Section 364(d)(1) of the Bankruptcy Code, in the Collateral (collectively referred to as the “Security Interest”), as security for the payment and performance of the Obligations due hereunder. Upon request by the Agent, the Borrower will grant to the Agent, for the benefit of itself and as agent for the Lenders, a security interest in all commercial tort claims that the Borrower may have against any Person.

Section 3.2.    Lien Perfection; Further Assurances.  The Interim Financing Orders, and if and when it becomes effective, the Final Financing Order, shall be sufficient and conclusive evidence of the validity, perfection and priorities of the Agent’s Liens upon the Collateral, without the necessity of filing or recording any financing statement, assignment, mortgage, leasehold mortgage, or other instrument or document which may otherwise be required under the law of any jurisdiction or the taking of any other action to validate or perfect the Liens of the Agent in and to the Collateral or to entitle the Agent to the priorities granted herein; provided, however, the Borrower shall  execute such instruments, assignments, mortgages, or documents as are necessary to perfect the Agent’s Liens upon any of the Collateral and shall take such other action as may be reasonably required to perfect or to continue the perfection of the Agent’s Liens upon the Collateral.  The Borrower hereby irrevocably authorizes the Agent at any time and from time to time to file in any UCC jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of the State of Delaware or such other jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the UCC of the State of the Borrower’s location for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower, and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates.  The Borrower agrees to furnish any such information to the Agent promptly upon request.  The Borrower also ratifies its authorization for the Agent to have filed in any UCC jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.  No such filing or recordation shall be necessary or required in order to create or perfect any such Lien.  At the Agent’s request, the Borrower shall also promptly execute or cause to be executed and shall deliver to the Agent any and all documents, instruments and agreements deemed necessary by the Agent to give effect to or carry out the terms or intent of the Loan Documents hereunder.  For purposes of any such financing statements, the Borrower represents and warrants that the following information is true and correct:

Name and address of the Borrower:
Biovest International, Inc.
300 South Hyde Park Avenue, Suite 210
Tampa, Florida 33606 Federal Employer Identification No.: 41-1412084 Delaware Organizational Identification No.: 3362955

Section 3.3.    Superpriority Administrative Expense Claim.  Subject to the Carve-Out and the Permitted Liens, the Obligations of the Borrower arising hereunder after the Closing Date shall constitute, in accordance with Section 364(c) of the Bankruptcy Code, a superpriority administrative claim having priority over any and all administrative expenses of and unsecured Claims against the Borrower now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code.  The Agent shall have a superpriority administrative expense claim against the Borrower’s estate pursuant to Section 364(c) of the Bankruptcy Code for the Obligations, which shall be prior, senior and superior to any other Claim, including any other superpriority administrative expense claim of any kind or nature, subject to the Carve-Out, the Post-Termination Carve-Out, and the Permitted Liens and except as provided herein and/or in the Financing Orders.  The Obligations of the Borrower hereunder are Claims to be afforded priority over administrative expenses pursuant to Section 364(c)(1) of the Bankruptcy Code, as provided herein and/or in the Financing Orders, and secured by Liens pursuant to Section 364 of the Bankruptcy Code as provided herein.

Section 3.4.     Notification of Account Debtors and Other Obligors.  The Agent may, at any time during a Default Period, notify any account debtor or other Person obligated to pay the amount due that such right to payment has been assigned or transferred to the Agent for security and shall be paid directly to the Agent.  The Borrower will join in giving such notice if the Agent so requests.  At any time after the Borrower or the Agent gives such notice to an account debtor or other obligor, the Agent may, but need not, in the Agent’s name or in the Borrower’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor.  Upon the occurrence of an Event of Default and during the continuation thereof, the Agent may, in the Agent’s name or in the Borrower’s name, as the Borrower’s agent and attorney-in-fact, notify the United States Postal Service for delivery of the Borrower’s mail to any address designated by the Agent, provided that the Agent shall also notify the Borrower promptly after it provides such notice to the United States Postal Service, and/or otherwise intercept the Borrower’s mail, and receive, open and dispose of the Borrower’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for the Borrower’s account or forwarding such mail to the Borrower’s last known address.

Section 3.5.     Assignment of Insurance.  As additional security for the payment and performance of the Obligations, the Borrower hereby assigns to the Agent any and all monies (including proceeds of insurance and refunds of unearned premiums (except as may otherwise be provided in any premium finance agreement to which the Borrower is or may be a party)) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Agent.  At any time, whether or not a Default Period then exists, the Agent may (but need not), in the Agent’s name or in the Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.  Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies), or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to the Agent to be applied, at the option of the Agent, either to the prepayment of the Obligations or shall be disbursed to the Borrower under staged payment terms reasonably satisfactory to the Agent for application to the cost of repairs, replacements, or restorations.  Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

Section 3.6.     Occupancy.

(a)           The Borrower hereby irrevocably grants to the Agent the right to take possession of the Leased Real Property at any time following an Event of Default within three (3) days of the Borrower’s receipt of notice thereof from the Agent, to the exclusion of Borrower.

(b)           The Agent may use the Leased Real Property only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of items that are Collateral and for other purposes that the Agent may in good faith deem to be related or incidental purposes.

(c)           The Agent’s right to hold the Leased Real Property shall cease and terminate upon the earlier of (i) payment in full and discharge of all Obligations and termination of the Credit Facility, and (ii) final sale or disposition of all items constituting Collateral and delivery of all such items to purchasers.

(d)           The Agent shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Leased Real Property; provided, however, that if the Agent does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Leased Real Property, the Borrower shall reimburse the Agent promptly for the full amount thereof.  In addition, the Borrower will pay, or reimburse the Agent for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Agent by reason of the provisions of this Section 3.6.

Section 3.7.    License.  Without limiting the generality of any other Security Document, the Borrower hereby grants to the Agent for so long as any Obligations remain outstanding hereunder a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of the Borrower following an Event of Default for the purpose of:  (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by the Borrower for its own manufacturing; and (b) selling, licensing, leasing or otherwise disposing of any or all Collateral during any Default Period.

Section 3.8.    Setoff.  The Agent may at any time or from time to time, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to the Borrower by the Lenders, whether or not due, against any outstanding Obligations that are due and payable under the Loan Documents.

Section 3.9.    Collateral.  This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency.  The Agent’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or other third Person, and the Agent need not otherwise preserve, protect, insure or care for any Collateral.  The Agent shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application.  The Agent has no obligation to clean up or otherwise prepare the Collateral for sale.  The Borrower waives any right it may have to require the Agent or the Lenders to pursue any third Person for any of the Obligations.

Section 3.10.  Survival.  Subject to Section 3.11, the Liens, lien priority, administrative priorities and other rights and remedies granted to the Agent and the Lenders pursuant to this Agreement, the Financing Orders and the other Loan Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of debt by the Borrower (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of the Chapter 11 Case, or by any other act or omission whatsoever.  Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(a)           except for the Carve-Out, the Post-Termination Carve-Out, and the Permitted Liens, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Case or any conversion of the same or in any other proceedings related thereto, and no priority Claims, are or will be prior to or on a parity with any Claim of the Lenders against the Borrower in respect of any Obligations;

(b)           except for the Carve-Out, the Post-Termination Carve-Out, and the Permitted Liens, the Liens in favor of the Agent set forth in Section 3.1 shall constitute valid and perfected priming first priority Liens and security interests and shall be prior to all other Liens and security interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever; and

(c)           the Liens in favor of the Agent set forth herein and in the other Loan Documents shall continue to be valid and perfected without the necessity that the Agent file or record financing statements, mortgages or otherwise perfect its Lien under applicable non-bankruptcy law.

Section 3.11.   Termination of Liens.  Notwithstanding anything to the contrary contained in this Agreement, any other Loan Document, or the Financing Orders, the Liens, lien priority, administrative priorities and other rights and remedies granted to the Agent and the Lenders pursuant to this Agreement, the Financing Orders and the other Loan Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall be terminated and no longer of any force and effect as of the Sale Closing Date or the Plan Effective Date.  As of the Sale Closing Date or the Plan Effective Date, without any further action by any party, the Liens and Security Interest granted to the Agent and the Lenders shall be deemed to be extinguished, satisfied and released.  To the extent that any such Liens or Security Interest have been filed or recorded publicly, the Agent and the Lenders hereby authorize the Borrower to take all necessary actions and record and file all necessary filings that are necessary to cancel, terminate and/or extinguish such Liens and Security Interest.  Notwithstanding the foregoing provisions of this Section 3.11, in the event the Stalking Horse Bidder is not the Successful Bidder, then the Liens, lien priority, administrative priorities and other rights and remedies granted to the Agent and the Lenders pursuant to this Agreement, the Financing Orders and the other Loan Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be terminated until the Obligations have been paid in full.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.1.    Conditions Precedent to Advances.  The Corps Real Lender’s obligation to make any Advances in excess of the Corps Real Initial Advances or the LV Lenders’ obligation to make any Advances shall be subject to the satisfaction, or the waiver by the Lenders, of each of the following conditions precedent:

(a)           The Agent shall have received all of the following, each properly executed by the appropriate party and in form and substance satisfactory to the Agent:

(i)            This Agreement.

(ii)           The Notes.

(iii)          The Intellectual Property Security Agreement.

(iv)           Certificates of insurance for the policies listed in Schedule 4.1(a) attached hereto, with any applicable hazard insurance containing a lender’s loss payable endorsement in the Agent’s favor and with all liability insurance naming the Agent as an additional insured.

(v)            A Customer Identification Information form and such other forms and verification as the Agent may need to comply with the U.S.A. Patriot Act.

(vi)           The Borrower’s written confirmation that no litigation has commenced or, to the Borrower’s knowledge, has been threatened which has not already been disclosed in writing to the Agent, which, if successful, would have a material adverse impact on the assets of the Borrower taken as a whole or its ability to perform any material Obligation or which challenges the validity or enforceability of all or any part of this Agreement or any other Loan Document.

(vii)          Such other documents as the Agent in its reasonable discretion may require.

(b)           The Bankruptcy Court shall have agreed to enter the Bidding Procedures Order which shall, among other things, (i) approve bidding and sale procedures in a form acceptable to the Lenders (the “Bidding Procedures”) for (A) a transaction for the sale of substantially all of the Borrower’s assets to the Stalking Horse Purchaser pursuant to Sections 363 and 365 of the Bankruptcy Code, subject to higher or better offers (the “Section 363 Sale Transaction”), or, alternatively, (B) a transaction for the sale of the right to pay and acquire the Obligations and the Prepetition Lenders Indebtedness under the Plan and to fund and perform the Borrower’s obligations under the Plan (the “Plan Transaction”), (ii) schedule a final hearing on or before May 31, 2013 (the “Sale Hearing”) for approval of the Sale Transaction or the Plan Transaction, (iii) schedule the Confirmation Hearing on or before May 31, 2013, to be conducted simultaneously with the Sale Hearing, (iv) provide that, if the Stalking Horse Purchaser is the Successful Bidder, the Asset Purchase Agreement will be consummated with the Stalking Horse Purchaser unless the Plan is confirmed at the Confirmation Hearing, in which event the Asset Purchase Agreement will be deemed terminated, and (v) provide that, if the Stalking Horse Purchaser is not the Successful Bidder, then the Other Successful Bidder shall be required to pay to the Lenders, on the Sale Closing Date or the Plan Effective Date, the Obligations and the Prepetition Lenders Indebtedness.

(c)           The Interim Financing Orders shall be in full force and effect and shall not have been reversed, modified, amended, subject to a pending appeal, stayed or vacated absent the prior written consent of the Agent.

(d)           Until the earlier of the Sale Closing Date or the Plan Effective Date, the representations and warranties of the Borrower contained in Article V shall be correct in all material respects on and as of the date of such Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

(e)           No Event of Default shall have occurred and be continuing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and the Lenders as follows:

Section 5.1.    Existence and Power; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number.  The Borrower is a corporation, duly organized and validly existing under the laws of the State of Delaware and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, except where failure so to be licensed or qualified would not have a Material Adverse Effect.   The Borrower has all requisite power to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is a party.  The Borrower’s chief executive office and principal place of business as of the date of this Agreement is located at 300 South Hyde Park Avenue, Suite 210, Tampa, Florida 33606, and all of the Borrower’s records relating to its business or the Collateral are kept at the Leased Real Property.  All Inventory and Equipment of the Borrower is located at the Leased Real Property.  The Borrower’s federal employer identification number and organizational identification number in the State of Delaware are set forth in Section 3.2.

Section 5.2.     Capitalization; Voting and Registration Rights.  As of the date of this Agreement:

(a)           the authorized capital stock of the Borrower consists of 550,000,000 shares, of which (i) 500,000,000 are shares of Borrower Common Stock, 146,510,818 shares of which are issued and outstanding, and (ii) 50,000,000 are shares of preferred stock, par value $.01 per share, none of which are issued and outstanding;

(b)           except for (i) as disclosed on Schedule 5.2 attached hereto, (ii) as disclosed in Exchange Act Filings, (iii) as disclosed in the Plan or in the Disclosure Statement, and (iv) the Closing Shares and other shares of Borrower Common Stock that may be issued or are issuable pursuant to the Plan, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from the Borrower of any of its securities;

(c)           all issued and outstanding shares of Borrower Common Stock: (i) have been duly authorized and validly issued and are fully paid and non-assessable; and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities;

(d)           the rights, preferences, privileges and restrictions of the Borrower Common Stock are as stated in the Borrower’s Charter; and

(e)           except (i) as set forth on Schedule 5.2 attached hereto, (ii) as disclosed in Exchange Act Filings, and (iii) as disclosed in the Plan or in the Disclosure Statement, the Borrower is not presently under any obligation, nor has it granted any rights, to register any of its presently outstanding securities or any of its securities that may hereafter be issued.

Section 5.3.     Authorization of Borrowing; No Conflict as to Law or Agreements.  The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action on the part of the Borrower and do not and will not (i) other than entry of the Financing Orders, require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (ii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower; (iii) violate the Borrower’s Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party as of the date of this Agreement or by which it or its properties may be bound or affected as of the date of this Agreement; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

Section 5.4.     Binding Agreements.  Subject to the entry of the Financing Orders, this Agreement is, and on the Closing Date each of the Loan Documents to which the Borrower is a party and executes will be, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.5.     Subsidiaries.  Except as set forth in Schedule 5.5 attached hereto, the Borrower has no Subsidiaries.

Section 5.6.     Litigation.  Except as set forth in Schedule 5.6 attached hereto or as disclosed in the Chapter 11 Case, as of the date of this Agreement, there are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or the properties of the Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which is reasonably likely to have a Material Adverse Effect.

Section 5.7.     Regulation U.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 5.8.    Taxes.  Except as set forth on Schedule 5.8 attached hereto or as disclosed in the Chapter 11 Case, as of the date of this Agreement, the Borrower has (i) paid or caused to be paid to the proper authorities when due all federal, state, provincial, and local taxes required to be withheld by the Borrower, (ii) filed all federal, provincial, state and local tax returns which, to the Borrower’s knowledge, are required to be filed, and (iii) paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by the Borrower to the extent such taxes have become due.

Section 5.9.     Titles and Liens.  Except as set forth on Schedule 5.9 attached hereto, the Borrower has good and absolute title to all of its tangible personal property free and clear of all Liens other than the Permitted Liens.

Section 5.10.   Intellectual Property Rights.

(a)           Owned Intellectual Property.  Schedule 5.10 attached hereto is a complete list of all patents, applications for patents, registered trademarks, applications to register trademarks, registered service marks, applications to register service marks, registered designs, mask works, trade names, trade dress and copyrights for which the Borrower is an owner of record as of the date of this Agreement (the “Owned Intellectual Property”).  Except as disclosed on Schedule 5.10, (i) the Borrower owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, other than Permitted Liens, (ii) no Person other than the Borrower owns or, except in the ordinary course of business and as set forth on Schedule 5.10, has been granted any right in the Owned Intellectual Property, (iii) all material Owned Intellectual Property is valid, subsisting and enforceable, and (iv) the Borrower has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(b)           Intellectual Property Rights Licensed from Others.  Schedule 5.10 is a complete list of all agreements under which the Borrower has licensed Intellectual Property Rights from another Person (the “Licensed Intellectual Property”) as of the date of this Agreement, other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks, and a summary of any ongoing payments the Borrower is obligated to make with respect thereto.  Except as disclosed on Schedule 5.10 and in written agreements, copies of which have been given to the Agent, the Borrower’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens (other than Permitted Liens), court orders, injunctions, decrees, or writs, whether by written agreement or otherwise.  Except as disclosed on Schedule 5.10, the Borrower is not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(c)           Infringement.  Except as disclosed on Schedule 5.10, the Borrower has no knowledge of, and has not received any written claim or notice alleging, any Infringement of another Person’s Intellectual Property Rights (including any written claim that the Borrower must license or refrain from using the Intellectual Property Rights of any third party) nor, to the Borrower’s knowledge, is there any such threatened claim, in each case insofar as would reasonably be likely to have a Material Adverse Effect.

Section 5.11.   Leases.  Except as described on Schedule 5.11 attached hereto, each lease or sublease for the Leased Real Property is valid and enforceable in accordance with its terms and is in full force and effect, other than as a result of the commencement of the Chapter 11 Case.  Except as described on Schedule 5.11, to the Borrower’s knowledge, no default by any party to any lease or sublease for the Leased Real Property exists other than as a result of the commencement of the Chapter 11 Case.  The Borrower has granted the Agent access to true, correct and complete copies of all leases and subleases for the Leased Real Property.  No material portion of the Collateral is located at any real estate location other than the Leased Real Property.

Section 5.12.   U.S.A. Patriot Act.  To the extent applicable, the Borrower is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (the “U.S.A. Patriot Act”).  No part of the proceeds of the Advances will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE VI

COVENANTS

Until the Sale Closing Date or the Plan Effective Date, the Borrower will comply with the following requirements, unless the Agent shall otherwise consent in writing:

Section 6.1.     Reporting Requirements.  The Borrower will deliver, or cause to be delivered, to the Agent each of the following:

(a)           Litigation.  Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower which seek a monetary recovery against the Borrower in excess of $50,000 (excluding any matters in the Chapter 11 Case) or seek to enjoin the transactions contemplated hereby or challenge the validity or enforceability of this Agreement or the Agent’s Liens on the Collateral.

(b)           Defaults.  By no later than three (3) days after the Borrower becomes aware of a Default, an Event of Default or a Material Adverse Effect, notice in writing of such occurrence.

(c)           Executive Officers and Directors.  Promptly upon knowledge thereof, notice in writing of any change in the persons constituting the Borrower’s Executive Officers and directors.

(d)           Collateral.  Promptly upon knowledge thereof, notice in writing of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral.

(e)           Violations of Law.  Promptly upon knowledge thereof, notice in writing of the Borrower’s violation of any law, rule or regulation, the non-compliance with which would reasonably be likely to result in a Material Adverse Effect on the Borrower.

(f)           Monthly Reports. Within five (5) Business Days after the end of each month, a Budget Compliance Certificate along with a thirteen (13) week variance report (commencing with the week of the Petition Date), in form and substance acceptable to the Agent substantially consistent with the Budgets, comparing the actual disbursements of the Borrower and Advances under this Agreement for such period to the budgeted line item amounts set forth in the Budgets for such period (the “Budget Variance Report”); provided, that, upon the occurrence and during the continuance of an event that has a Material Adverse Effect, the Borrower shall provide such variance reports to the Agent on a weekly basis, two (2) Business Days after the end of each week.

(g)          Chapter 11 Case Pleadings.  Copies of all pleadings to be filed by the Borrower in the Chapter 11 Case at least two (2) Business Days prior to such pleadings being filed with the Bankruptcy Court.

(h)          Committee Reports.                                Promptly after sending thereof, copies of all written reports given by the Borrower to any official creditors’ committee in the Chapter 11 Case, other than any such reports subject to privilege; provided that, the Borrower may redact any confidential information contained in any such report if the Borrower provides to the Agent a summary of the nature of the information so redacted.

Section 6.2.     Use of Proceeds and Operations.  The Borrower shall use the proceeds from the Advances in accordance with the Budgets, subject to a weekly variance of ten percent (10%) with respect to any line item disbursement, and will engage in no operations, business or activities other than as described in the description of the Borrower and its business in the Disclosure Statement.

Section 6.3.    Permitted Liens; Financing Statements.

(a)           The Borrower will not create, incur or suffer to exist any Lien upon any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (each a “Permitted Lien” and collectively, the “Permitted Liens”):

(i)             Liens in existence on the date of this Agreement and that are listed in Schedule 5.9 attached hereto;

(ii)            the Security Interest and Liens created by the Security Documents;

(iii)           deposits made in the ordinary course of business of the Borrower (including, without limitation, security deposits of leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts, in an aggregate amount not to exceed $50,000;

(iv)           Liens for taxes not yet due and payable or for taxes being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens; provided that, the Borrower shall immediately pay and satisfy any such Lien in the event there is any risk of forfeiture of any Collateral but may after paying and satisfying such Lien continue to prosecute any contest relating thereto; and

(v)           statutory, common law or contractual rights of set-off or Liens on money coming into possession of any depository or other financial institution in the ordinary course of business.

(b)           The Borrower will not amend any financing statements in favor of the Agent except as permitted by law.

Section 6.4.     Indebtedness.  The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a)           the Prepetition Lenders Indebtedness and any indebtedness of the Borrower in existence on the date of this Agreement and listed in Schedule 6.4 attached hereto;

(b)           indebtedness disclosed in the Chapter 11 Case;

(c)           indebtedness relating to Permitted Liens;

(d)           indebtedness to trade creditors incurred in the ordinary course of business;

(e)           deferred taxes, to the extent permitted or required to be accounted for under GAAP;

(f)           indebtedness incurred pursuant to this Agreement; and

(g)           indebtedness incurred pursuant to the Confirmed Plan.

Section 6.5.     Books and Records; Collateral Examination, Inspection and Appraisals.

(a)           The Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to its business and financial condition and such other matters as the Agent may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Agent’s request and at the Agent’s expense, will permit any officer, employee, attorney, accountant or other agent of the Agent to audit, review, make extracts from or copy any and all Books and Records of the Borrower at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower, and to discuss the Borrower’s affairs with any of its directors or Executive Officers.

(b)           The Borrower will permit the Agent or its employees, accountants, attorneys or agents, at the Agent’s expense, to examine and inspect any Collateral or any other property of the Borrower at any time during ordinary business hours.

Section 6.6.     Compliance with Laws.

(a)           The Borrower shall (i) comply with the requirements of applicable laws and regulations and the Financing Orders, the non-compliance with which would have a Material Adverse Effect on its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state, provincial or local law, statute or ordinance.

(b)           The Borrower shall (i) not use or permit the use of the proceeds of the Credit Facility or any other financial accommodation from the Lenders to violate any of the foreign asset control regulations of the Office of Foreign Assets Control (“OFAC”) or other applicable law, (ii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iii) otherwise comply with the U.S.A. Patriot Act as required by federal law and the Agent’s and the Lenders’ policies and practices.

Section 6.7.     Payment of Taxes and Other Claims.  The Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state, provincial and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of the Borrower; provided that, the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

Section 6.8.     Maintenance of Properties.

(a)           The Borrower will keep and maintain the Collateral and all of its other properties necessary or useful in its business in all material respects in good condition, repair and working order (normal wear and tear excepted).  The Borrower will take all commercially reasonable steps necessary to protect and maintain its material Intellectual Property Rights.

(b)           The Borrower will defend the Collateral against all Liens (other than Permitted Liens), claims or demands of all Persons (other than the Agent and the holders of Permitted Liens) claiming the Collateral or any interest therein.  The Borrower will keep all Collateral free and clear of all Liens except Permitted Liens.  The Borrower will take all commercially reasonable steps necessary to prosecute any Person Infringing its material Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights which would reasonably be likely to result in a Material Adverse Effect.

Section 6.9.     Insurance.  The Borrower will obtain and at all times maintain insurance with insurers acceptable to the Agent, in such amounts, on such terms (including any deductibles) and against such risks as may from time to time be required by the Agent, but in all events in such amounts and against such risks as are usually carried by companies engaged in a similar business and owning similar properties as the Borrower.  Without limiting the generality of the foregoing, the Borrower will at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Agent may reasonably request, with any loss payable to the Agent to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Agent’s benefit consistent with this Agreement.

Section 6.10.   Preservation of Existence.  The Borrower will preserve and maintain its existence and all of its material rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in all material respects in an orderly, efficient and regular manner.

Section 6.11.   Delivery of Instruments.  Upon request by the Agent, the Borrower will promptly deliver to the Agent in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by the Borrower.

Section 6.12.   Sale or Transfer of Assets.  Except pursuant to the Sale Order, the Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) all or any portion of its assets, or (ii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person, except for sales of inventory in the ordinary course of business.  Except pursuant to the Sale Order, the Borrower will not transfer any part of its ownership interest in any material Intellectual Property Rights.  The Borrower will not permit any agreement under which it has licensed material Licensed Intellectual Property to lapse.  The Borrower will not license any other Person to use any of the Borrower’s Intellectual Property Rights.

Section 6.13.   Consolidation and Merger; Asset Acquisitions.  Except on the Plan Effective Date or pursuant to the Sale Order, the Borrower will not consolidate or amalgamate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation, amalgamation or merger) all or substantially all the assets of any other Person.

Section 6.14.   Place of Business; Name.  The Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location, except that the Borrower shall be permitted to move its Tampa, Florida business offices to 300 South Hyde Park Avenue in Tampa, Florida if authorized by an order of the Bankruptcy Court. The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state, province or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest.  The Borrower will not change its name or jurisdiction of organization.

Section 6.15.   Performance by the Agent.  If the Borrower at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, immediately upon the occurrence of such failure, the Agent may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower (or, at the Agent’s option, in the Agent’s name) and may, but need not, take any and all other actions which the Agent may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay to the Agent on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Agent in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Agent, together with interest thereon from the date expended or incurred at the interest rate set forth in Section 2.4(a).  To facilitate the Agent’s performance or observance of such covenants of the Borrower, the Borrower hereby irrevocably appoints the Agent, or the Agent’s delegate, acting alone, as the Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements required to be obtained, executed, delivered or endorsed by the Borrower hereunder.

Section 6.16.   Financing Orders; Administrative Priority; Lien Priority; Payment of Claims.  The Borrower will not:

(a)           at any time, seek, consent to or suffer to exist any reversal, modification, amendment, stay or vacation of any of the Financing Orders, except for modifications and amendments agreed to by the Agent in its sole discretion in advance and in writing;

(b)           at any time, suffer to exist a priority for any administrative expense or unsecured Claim against the Borrower (now existing or hereafter arising of any kind or nature whatsoever, including without limitation any administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 327, 328, 330, 503(b), 506(c), 507(a), 507(b), 546(c) 726 and 1114 of the Bankruptcy Code) equal or superior to the priority of the Agent in respect of the Obligations, except for the Carve-Out and the Post-Termination Carve-Out;

(c)           at any time, suffer to exist any Lien on the Collateral having a priority equal or superior to the Liens in favor of the Agent in respect of the Collateral with respect to the Obligations, except for Permitted Liens; and

(d)           prior to the date on which all Obligations have been fully and indefeasibly paid and satisfied under a Section 363 Sale Transaction, a Plan Transaction, or as provided in the Plan, the Borrower shall not pay any administrative expense claims except (i) Obligations due and payable hereunder, (ii) administrative expenses incurred in the ordinary course of the Borrower’s business as contemplated by this Agreement, the Financing Orders, or the Chapter 11 Case Budget, and (iii) any administrative expenses subject to the Carve-Out or the Post-Termination Carve-Out.

Section 6.17.    Monitoring and Other Rights.  During the pendency of the Chapter 11 Case, and thereafter as provided in the Plan (provided that the Stalking Horse Purchaser is the Successful Bidder), the LV Lenders and the Corps Real Lender shall have an active oversight role in the management of the Borrower and its operations, which shall include, but not be limited to:

(a)           the right to participate through the Board of Directors and management in the operation of the Borrower, and to receive, contemporaneously with the delivery to the members of the Board of Directors, all materials, including but not limited to, all financial reports, financial forecasts, research and development reports, product development reports and management presentations;

(b)           to participate in weekly management calls to discuss goals, progress, results of operations and other matters; and

(c)           to monitor Biovest’s Minnesota operation.

Section 6.19    SEC Reporting.  The Borrower shall continue to make all required filings under the Exchange Act with the SEC during the pendency of the Chapter 11 Case.

ARTICLE VII

EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 7.1.    Events of Default.  “Event of Default”, wherever used herein, means any one of the following events:

(a)           default in any payment due under the Notes as provided in this Agreement, or any default with respect to payment of any other Obligations due from the Borrower to the Lenders as provided in this Agreement;

(b)           the Borrower shall Default in the performance of any material term, covenant or agreement contained in this Agreement, the other Loan Documents, or the Financing Orders, which Default is not cured within thirty (30) days after such Default;

(c)           the filing by the Borrower or any other Person of any motion, application or proceeding in the Chapter 11 Case that could reasonably be expected to result in impairment of the Agent’s or the Lenders’ rights under this Agreement, including any motion to surcharge the Lenders or the Collateral under 11 U.S.C. § 506(c) or otherwise;

(d)           the filing by the Borrower or any other Person of a motion, application or proceeding in the Chapter 11 Case seeking to challenge the Agent’s or the Lenders’ Liens or otherwise commencing any cause of action against the Agent or the Lenders;

(e)           the Bidding Procedures Order is not entered by the Bankruptcy Court on or before May 15, 2013;

(f)           the Borrower withdraws the Sale Motion;

(g)           the Final Financing Order has not been entered by the Bankruptcy Court on or before April 20, 2013;

(h)           on or before April 20, 2013, the Bankruptcy Court has not entered an order approving the Disclosure Statement;

(i)            the Sale Order or the Confirmation Order, as applicable, has not been entered by the Bankruptcy Court on or before June 5, 2013;

(j)            if either the Sale Closing Date or the Plan Effective Date has not occurred on or before July 1, 2013;

(k)           the Bankruptcy Court enters an order in the Chapter 11 Case modifying, limiting, subordinating or avoiding the priority of the Obligations or the Liens on the Collateral securing the Obligations, or the perfection, priority or validity of the Prepetition Lenders Indebtedness or the Liens on the collateral securing the Prepetition Lenders Indebtedness, or imposing, surcharging or assessing against the Lenders, or their claims or any collateral securing the Prepetition Lenders Indebtedness, the Prepetition Lenders Indebtedness or the Collateral, any fees, costs or expenses, whether pursuant to Section 506(c) of the Bankruptcy Code or otherwise;

(l)           the Borrower or any other Person (except following the Agent’s prior written request or with the Agent’s express prior written consent, which consent shall not be implied from any other action, inaction, or acquiescence of the Agent) shall file a motion with the Bankruptcy Court or any other court with jurisdiction in the matter seeking an order, or an order is otherwise entered, modifying, reversing, revoking, staying, rescinding, vacating, or amending the Financing Orders or any of the Loan Documents;

(m)         the Borrower or any other Person shall file any motion or application seeking approval of, or Borrower or any other Person shall obtain Bankruptcy Court approval of, a plan or disclosure statement for a plan of reorganization which does not include the provisions set forth in the Plan, this Agreement, and the Bidding Procedures, unless the Agent has expressly joined in or consented to such plan or modification of the Plan in writing;

(n)         the Borrower or any other Person shall file any motion or application, or the Bankruptcy Court allows the motion or application of the Borrower or any other Person, which seeks approval for or allowance of any Claim, Lien, or security interest ranking equal or senior in priority to the Claims, Liens and Security Interest granted to the Agent under the Financing Orders or the Loan Documents or any such equal or prior Claim, Lien, or security interest shall be established in any manner, except, in any case, as expressly permitted hereunder or under the Financing Orders;

(o)         any of the Financing Orders shall cease to be in full force and effect after the date of entry thereof (whether due to modification, reversal, revocation, remand, stay, rescission, vacation, amendment, or otherwise) without the prior written consent of the Agent (and no such consent shall be implied from any other authorization or acquiescence by the Agent);

(p)         the filing of any application seeking an order converting the Chapter 11 Case to a Chapter 7 case under the Bankruptcy Code, or dismissing the Chapter 11 Case or any subsequent Chapter 7 case either voluntarily or involuntarily;

(q)         the filing of any application seeking an order by the Bankruptcy Court (i) which provides relief from the automatic stay otherwise imposed pursuant to Section 362 of the Bankruptcy Code with respect to any asset of the Borrower having a value of greater than $25,000; (ii) allowing a third party to proceed against any material assets or contracts of the Borrower having a value of greater than $25,000; or (iii) otherwise adversely affecting the Agent’s Liens, claims, or rights and remedies hereunder;

(r)          the filing of any application seeking the appointment of a trustee or an examiner in the Chapter 11 Case without the prior written consent of the Agent (which consent may be withheld in its sole discretion), or Borrower applies for, consents to, acquiesces in or fails to object to, any such application without the prior written consent of the Agent (which consent may be withheld in its sole discretion);

(s)         the accrued amount of administrative expenses of each of the retained professionals in the Chapter 11 Case exceeds the amounts for each such professional set forth in the Chapter 11 Case Budget and such excess amounts are not (i) waived by any such professional or (ii) agreed to be paid by the Lenders;

(t)          any application is made or filed with the Bankruptcy Court to vacate or shorten the Borrower’s exclusive period under Section 1121 of the Bankruptcy Code or such exclusive period is vacated or shortened for any reason; or

(u)         without the prior written consent of the Agent, an application is filed with the Bankruptcy Court for the sale of any of the Collateral, which application does not (i) provide for the payment of all net proceeds from such sale to be remitted to the Agent for the benefit of the Lenders as their interests may appear; or (ii) permit the Lenders, or their assignees or designees, to collectively credit bid the Prepetition Lenders Indebtedness and the Obligations.

Section 7.2.     Rights and Remedies.  Upon an Event of Default:

(a)           (i)           during any Default Period, the Agent may, by notice to the Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waives, and the obligations of the Lenders to make any further Advances hereunder shall terminate; and

(ii)           subject to the terms of the Final Financing Order, upon three (3) Business Days’ notice to the Borrower, the Agent may exercise any or all of the following rights and remedies, the automatic stay provided under Section 362 of the Bankruptcy Code shall be deemed automatically lifted or modified to the extent necessary to allow the Agent to take the actions described in this Section 7.2, or under any other Loan Document, without further notice or a hearing, and the Borrower hereby waives all rights with respect to any such action by the Agent and shall not oppose same other than as may be permitted in the Financing Orders;

(b)           the Agent shall have, in addition to all other rights provided herein and in each other Loan Document, the rights and remedies of a secured party under the UCC, and under other applicable law, all other legal and equitable rights to which the Agent may be entitled, including the right to take immediate possession of the Collateral, to require the Borrower to assemble the Collateral, at the Borrower’s expense, and to make it available to the Agent at a place designated by the Agent which is reasonably convenient to both parties and to enter any of the premises of the Borrower or wherever the Collateral shall be located, with or without force or process of law, and to keep and store the same on said premises until sold (and if said premises be the property of the Borrower, the Borrower agrees not to charge the Agent or any Lender for storage thereof), and the right to apply for the appointment of a receiver for the Borrower’s property.  Further, the Agent may, at any time or times after the occurrence of an Event of Default that is continuing, sell and deliver all Collateral held by or for the Agent at public or private sale for cash, upon credit bid by Agent or otherwise, at such prices and upon such terms as the Agent, in its sole discretion, deems advisable or the Agent may otherwise recover upon the Collateral in any commercially reasonable manner.  The requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Borrower at Borrower’s address as shown in Section 9.3, at least ten (10) days before the time of the event of which notice is being given.  The Agent may be the purchaser at any sale, if it is public.  In connection with the exercise of the foregoing remedies, and not without limitations of any remedies with respect to Intellectual Property Rights Collateral, the Agent may exercise the rights and license granted under Section 3.7.  The proceeds of sale, if any, shall be applied first to all costs and expenses of sale, including reasonable attorneys’ fees, and second to the payment (in whatever order the Agent elects) of all Obligations.  After the indefeasible payment and satisfaction in full of all of the Obligations, and after the payment by the Agent of any other amount required by any provision of law, including Section 9-608(a)(1) of the UCC (but only after the Agent has received what the Agent considers reasonable proof of a subordinate party’s security interest), the surplus, if any, shall be paid to the Borrower or its representatives or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.  The Borrower shall remain liable to the Lenders for any deficiency.  The Parties hereto each hereby agree that the exercise by any Party hereto of any right granted to it or the exercise by any Party hereto of any remedy available to it (including, without limitation, the issuance of a notice of redemption, a borrowing request and/or a notice of default), in each case, hereunder or under any Loan Document shall not constitute confidential information and no party shall have any duty to the other Party to maintain such information as confidential, except for the portions of such publicly filed documents that are subject to a confidential treatment request made by the Borrower to the SEC;

(c)           the Agent may exercise and enforce its rights and remedies under the Financing Orders and/or the Security Documents;

(d)           the Agent may exercise any other rights and remedies available to it by law or agreement; and

(e)           the Agent shall be entitled to seek the appointment of a Chapter 11 trustee and have an expedited hearing with respect to such request, subject to the Bankruptcy Court’s calendar.

Section 7.3.     Certain Notices.  If notice to the Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 9.3) at least ten (10) calendar days before the date of intended disposition or other action.

Section 7.4.     Termination of Section 7.  Notwithstanding anything to the contrary contained in this Agreement, any other Loan Document, or the Financing Orders, all of the provisions and Sections of this Article VII shall be deemed deleted from this Agreement on the Sale Closing Date or the Plan Effective Date.

ARTICLE VIII

AGENCY PROVISIONS

Section 8.1.     Appointment and Authorization.  Each Lender hereby designates and appoints the Agent as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document and other agreement among the LV Lenders and the Agent, together with such powers as are reasonably incidental thereto.  The Agent agrees to act as such on the express conditions contained in this Article VIII.  The provisions of this Article VIII are solely for the benefit of the Agent and the Lenders and the Borrower shall not have rights as a third party beneficiary of any of the provisions contained herein.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The Agent shall only exercise or refrain from exercising any rights or take or refrain from taking any actions which the Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents with the prior consent of the Corps Real Lender and in accordance with any other agreement among any of the LV Lenders and the Agent.

Section 8.2.     Delegation of Duties.  With the prior consent of the Corps Real Lender, the Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agent, employee, or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

Section 8.3.     Liability of the Agent.  The Agent shall not (a) be liable for any action taken or omitted to be taken by it at the direction of the Lenders under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation, or warranty made by the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement, or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability, or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower to perform its obligations hereunder or thereunder.  The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books, or records of the Borrower.

Section 8.4.     Reliance by the Agent.  The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telephone or telephone message, statement, or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants, and other experts selected by the Agent and approved by all of the Lenders.  With the prior consent of the Corps Real Lender, the Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document or other agreement among the LV Lenders and the Agent in accordance with a request or consent of the Corps Real Lender or pursuant to any other agreement among the LV Lenders and the Agent and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

Section 8.5.     Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Agent will notify the Lenders of its receipt of any such notice.  The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Corps Real Lender and the LV Lenders in accordance with any other agreement among any of the LV Lenders and the Agent.

Section 8.6.     Credit Decision.  Each Lender acknowledges that the Agent has not made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition, and creditworthiness of the Borrower, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower.  Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of the Borrower.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition, or creditworthiness of the Borrower which may come into the possession of the Agent.

Section 8.7.     Indemnification. THE LENDERS SHALL INDEMNIFY UPON DEMAND THE AGENT (TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF THE BORROWER AND WITHOUT LIMITING THE OBLIGATION OF THE BORROWER TO DO SO), PRO RATA, FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES (AS SUCH TERM IS DEFINED IN SECTION 9.6); PROVIDED, HOWEVER THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT TO THE AGENT OF ANY PORTION OF SUCH AGENT INDEMNIFIED LIABILITIES THAT ARE FOUND BY A FINAL AND NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED SOLELY FROM THE AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER SHALL REIMBURSE THE AGENT UPON DEMAND FOR ITS RATABLE SHARE OF ANY COSTS OR OUT-OF-POCKET EXPENSES (INCLUDING ATTORNEY COSTS) INCURRED BY THE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY DOCUMENT CONTEMPLATED BY OR REFERRED TO HEREIN, TO THE EXTENT THAT THE AGENT IS NOT REIMBURSED FOR SUCH EXPENSES BY OR ON BEHALF OF THE BORROWER.  THE UNDERTAKING IN THIS SECTION SHALL SURVIVE THE PAYMENT OF ALL OBLIGATIONS HEREUNDER AND THE RESIGNATION OR REPLACEMENT OF THE AGENT.

Section 8.8.      Successor Agent.  The Agent may resign as Agent upon thirty (30) days notice to the Lenders, such resignation to be effective upon the acceptance of a successor agent to its appointment as Agent.  If the Agent resigns under this Agreement, the Lenders shall appoint a successor agent for the Lenders.  If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders, a successor agent.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers, and duties as the Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 8.8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

Section 8.9.      Collateral Matters.

(a)           With the prior consent of the Corps Real Lender and in accordance with any other agreement among the LV Lenders and the Agent, the Agent is authorized to release any Lien upon any Collateral.

(b)           Upon receipt by the Agent of any authorization required pursuant to Section 8.9(a) to release any Liens upon particular types or items of Collateral, and upon at least five (5) Business Days prior written request (or such shorter time period as the Lenders may agree) by the Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the  Liens upon such Collateral; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s judgment, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrower in respect of) all interests retained by the Borrower, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

Section 8.10.    Restrictions on Actions by the Lenders; Sharing of Payments.

(a)           Each of the Lenders agrees that it shall not, without the consent of all of the Lenders, set-off against the Obligations any amounts owing by such Lender to the Borrower or any accounts of the Borrower now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless agreed to by all of the Lenders, take or cause to be taken any action to enforce its rights under this Agreement or against the Borrower, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)           If at any time or times any Lender shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations owing to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agreement, or (ii) payments from the Agent in excess of such Lender’s portion of all such distributions by the Agent, such Lender shall (A) promptly turn the same over to the Agent, in kind, and with such endorsements as may be required to negotiate the same to the Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied in accordance with the applicable provisions of this Agreement; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

Section 8.11.   Agency for Perfection.  Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession.  Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof and, promptly upon the Agent’s request therefor, shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

Section 8.12.   Payments by the Agent to the Lenders.  All payments to be made by the Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds to each Lender pursuant to wire transfer instructions delivered in writing to the Agent, or pursuant to such other wire transfer instructions as each Lender may designate for itself by written notice to the Agent.  Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest.

Section 8.13.   Concerning the Collateral and the Related Loan Documents.  Each Lender agrees that any action taken by the Agent or the Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral, and the exercise by the Agent or the Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

Section 8.14.   Relation Among the Lenders.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

ARTICLE IX

MISCELLANEOUS

Section 9.1.     No Waiver; Cumulative Remedies; Compliance with Laws.  No failure or delay by the Agent in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.  The Agent may comply with any applicable state, provincial or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

Section 9.2.     Amendments, Etc.  No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 9.3.     Notices; Communication of Confidential Information; Requests for Accounting.  Any notice or request hereunder may be given to the Borrower or the Agent and the Lenders at the respective addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this Section 9.3.  Any notice or request hereunder shall be given by registered or certified mail, return receipt requested, hand delivery, overnight mail or facsimile transmission (confirmed by mail).  Notices and requests shall be, in the case of those by hand delivery, deemed to have been given when delivered to any officer of the Party to whom it is addressed, in the case of those by registered or certified mail or overnight mail, deemed to have been given three (3) Business Days after the date when deposited in the mail or with the overnight mail carrier, and, in the case of a facsimile transmission, when confirmed.

Notices shall be provided as follows:

If to the Agent or the Lenders:

LV Administrative Services, Inc.
420 Lexington Avenue, Suite 2840
New York, New York 10170
Attention: Portfolio Services
Telephone: (212) 541-5800
Facsimile: (212) 581-4410

With a copy to:

Cole, Schotz, Meisel, Forman & Leonard, P.A.
25 Main Street, Court Plaza North
Hackensack, New Jersey 07601
Attention: Stuart Komrower, Esq. & Marc P. Press, Esq.
Telephone: (201) 525-6331
Facsimile: (201) 678-6331

Ronald E. Osman
Ronald E. Osman & Associates Ltd.
1602 Kimmel Street
Marion, Illinois 62959
Telephone: (618) 997-5151
Facsimile: (618) 997-4983

Scott A. Underwood
Fowler White Boggs, P.A.
501 E. Kennedy Boulevard, Suite 1700
Tampa, Florida 33602
Telephone: (813) 222-1187
Facsimile: (813) 384-2811

If to the Borrower:

Biovest International, Inc.
300 South Hyde Park Avenue, Suite 210
Tampa, Florida 33606
Attention: Brian Bottjer, Chief Financial Officer
Telephone: (813) 864-2554
Facsimile: (813) 258-6912

With a copy to:

Stichter, Riedel, Blain & Prosser, P.A.
110 East Madison Street, Suite 200
Tampa, Florida 33602
Attention: Charles A. Postler, Esq.
Telephone: (813) 229-0144
Facsimile: (813) 229-1811

or such other address as may be designated in writing hereafter in accordance with this Section 9.3 by such Person.

Section 9.4.     Further Documents.  The Borrower will from time to time execute, deliver, endorse and authorize the filing of any and all instruments, documents, conveyances, assignments, security agreements, financing statements, and other agreements and writings that the Agent may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Agent or the Lenders’ rights under the Loan Documents (but any failure to request or assure that the Borrower executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion); provided, however, that same shall not increase the Obligations, representations or warranties of the Borrower hereunder.  Promptly upon the Agent’s request, the Borrower shall execute and deliver to the Agent a power of attorney authorizing the Agent to execute in the name, and on behalf, of the Borrower any and all documents reasonably necessary to consummate a sale of Collateral after an Event of Default.

Section 9.5.     Costs and Expenses.  All actual costs and expenses, including reasonable attorneys’ fees, incurred by the Agent and the Lenders from the Petition Date through the Sale Closing Date or the Plan Effective Date in connection with the Obligations, this Agreement, the Loan Documents, and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Loan Documents and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest, shall be due and payable by the Borrower on the Termination Date.

Section 9.6.     Indemnity.  In addition to the payment of expenses pursuant to Section 9.5, the Borrower shall indemnify, defend and hold harmless the Agent and the Lenders, and any of their participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, the “Indemnified Liabilities”):

(i)           Any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances; and

(ii)           Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances.

Notwithstanding the foregoing, the Borrower shall not be obligated to indemnify any Indemnitee for any Indemnified Liability caused by the gross negligence or willful misconduct of such Indemnitee, as finally determined by a court of competent jurisdiction.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower’s sole cost and expense.  Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding.  If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrower’s obligations under this Section 9.6 shall survive until the Sale Closing Date or the Plan Effective Date.

Section 9.7.     Participants.  Each Lender and its participants, if any, are not partners or joint venturers, and such Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants.  All rights and powers specifically conferred upon any Lender may be transferred or delegated to any Lender’s participants, successors or assigns.

Section 9.8.     Execution in Counterparts; Telefacsimile Execution.  This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  Delivery of an executed counterpart of this Agreement or any other Loan Document by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement or such other Loan Document.  Any party delivering an executed counterpart of this Agreement or any other Loan Document by telefacsimile also shall deliver an original executed counterpart of this Agreement or such other Loan Document but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement or such other Loan Document.

Section 9.9.     Retention of Borrower’s Records.  The Agent and the Lenders shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to the Agent or any Lender by the Borrower or in connection with the Loan Documents for more than thirty (30) days after receipt by the Agent or any Lender.  If there is a special need to retain specific records, the Borrower must inform the Agent of its need to retain those records with particularity, which must be delivered in accordance with the notice provisions of Section 9.3 within thirty (30) days of the Agent or any Lender taking control of same.

Section 9.10.    Binding Effect; Assignment; Complete Agreement; Sharing Information; Confidentiality.  The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Agent and the Lenders and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the Agent’s prior written consent.  To the extent permitted by law, the Borrower waives and will not assert against any assignee any claims, defenses or set-offs which the Borrower could assert against the Agent. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the Parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.  To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents, this Agreement shall control. The Agent and the Lenders may share information regarding the Borrower with their respective accountants, lawyers and other advisors and the Borrower waives any right of confidentiality it may have with respect to all such sharing of information.  Any other provision of this Agreement or the other Loan Documents notwithstanding, the Agent and the Lenders and such other parties shall use reasonable efforts in accordance with their policies and procedures in place from time to time to maintain the confidentiality of the financial and business information they obtain from the Borrower and to prevent the inappropriate dissemination and disclosure thereof; provided that, nothing in this Agreement or the other Loan Documents shall prohibit the Agent and the Lenders from providing any information regarding the Borrower to internal auditors, other operating divisions of the Agent, any Lender, any Lender affiliates, or in response to a request from a regulatory authority having jurisdiction over the Agent or any Lender.

Section 9.11.   Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 9.12.    Headings.  Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.13.    Election of Remedies; Subordination.

(a)           Election of Remedies.  If the Agent may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving the Agent a security interest in or Lien upon any Collateral, whether owned by the Borrower, either by judicial foreclosure or by non judicial sale or enforcement, the Agent may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section.  If, in the exercise of any of its rights and remedies, the Agent shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against the Borrower, whether because of any applicable laws pertaining to “election of remedies” or the like, the Borrower hereby consents to such action by the Agent and waives any claim based upon such action.  Any election of remedies that results in the denial or impairment of the right of the Agent to seek a deficiency judgment against the Borrower shall not impair the Borrower’s obligation to pay the full amount of the Obligations.  In the event the Agent shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, the Agent may credit bid all or less than the amount of the Obligations and the amount of such credit bid need not be paid by the Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether the Agent or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Agent might otherwise be entitled but for such bidding at any such sale.

(b)           Subordination.

(1)           The Borrower covenants and agrees that the payment of all indebtedness, principal, interest, fees, charges, expenses, attorneys’ fees and any other sum, obligation or liability owing by the Borrower, including any intercompany loans or trade payables or royalty or licensing fees (collectively, the “Intercompany Obligations”), is subordinated, to the extent and in the manner provided in this Section 9.13(b), to the prior payment in full of all Obligations (herein, the “Senior Obligations”) and that the subordination is for the benefit of the Lenders, and the Lenders may enforce such provisions directly.

(2)           The Borrower hereby (i) authorizes the Agent to demand specific performance of the terms of this Section 9.13(b), whether or not the Borrower shall have complied with any of the provisions hereof applicable to it, at any time when the Borrower shall have failed to comply with any provisions of this Section 9.13 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(3)           Upon any distribution of assets of the Borrower in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i)           the Lenders shall first be entitled to receive payment in full in cash of the Senior Obligations before the Borrower is entitled to receive any payment on account of the Intercompany Obligations;

(ii)           any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, to which the Borrower would be entitled except for the provisions of this Section 9.13(b), shall be paid by the liquidating trustee or agent or other person making such payment or distribution directly to the Lenders, to the extent necessary to make payment in full of all Senior Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Lenders; and

(iii)           in the event that notwithstanding the foregoing provisions of this Section 9.13, any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, shall be received by the Borrower on account of the Intercompany Obligations before all Senior Obligations are paid in full, such payment or distribution shall be received and held in trust for and shall be paid over to the Lenders for application to the payment of the Senior Obligations until all of the Senior Obligations shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the Lenders.

No right of the Lenders or any other present or future holders of any Senior Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Borrower with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

Section 9.14.   Governing Law; Jurisdiction, Venue.

(a)           The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of New York, except that at all times the provisions for the creation, perfection and enforcement of the Liens and Security Interest granted by the Borrower pursuant to the Loan Documents with respect to the Collateral may be governed by, and construed according to, the laws of the state where such Collateral is located.  The Parties hereto acknowledge and agree that the Bankruptcy Court shall have exclusive jurisdiction over this Agreement and the other Loan Documents and any disputes or matters arising hereunder and thereunder.

(b)           THE BORROWER, THE AGENT AND THE LENDERS DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND/OR OF ARBITRATION, THE BORROWER, THE AGENT AND THE LENDERS WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN ANY OF THE AGENT OR THE LENDERS AND/OR THE BORROWER ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

Section 9.15.   Agent and Lenders as Party-in-Interest.  The Borrower hereby stipulates and agrees that the Agent and the Lenders are and shall remain a party in interest in the Chapter 11 Case and shall have the right to participate, object and be heard in any motion or proceeding in connection therewith.  Nothing in this Agreement or any other Loan Document shall be deemed to be a waiver of any of their rights or remedies under applicable law or documentation.  Without limitation of the foregoing, the Agent and the Lenders shall have the right to make any motion or raise any objection they deem to be in their respective interests (specifically including but not limited to objections to use of proceeds of the Advances, to payment of professional fees and expenses or the amount thereof (excluding the professional fees and expenses of bankruptcy counsel for the Borrower), to sales or other transactions outside the ordinary course of business or to the assumption or rejection of any executory contract or lease); provided that, the Agent and the Lenders will not exercise such right if the action or inaction by the Borrower which is the subject of such motion or objection is expressly permitted by any covenant or provision of this Agreement, the Bidding Procedures, or the Plan.

Section 9.16.   Waiver of Right to Obtain Alternative Financing.  In consideration of the Advances to be made to the Borrower by the Lenders, the Borrower hereby further waives any right it may have to obtain an order by the Bankruptcy Court authorizing the Borrower to obtain financing pursuant to Section 364 of the Bankruptcy Code from any Person other than the Lenders, unless such financing would result in all of the Obligations to the Lenders (whether arising before, on or after the date of this Agreement) being paid in full, in cash, on or before the expiration of the term of this Agreement.

Section 9.17.   No Survival.  Notwithstanding anything to the contrary contained in this Agreement, any other Loan Document, or the Financing Orders, if the Stalking Horse Purchaser is the Successful Bidder, on the Sale Closing Date or the Plan Effective Date, without any further action by any party, (i) the Obligations and the Prepetition Lenders Indebtedness shall be deemed fully paid, (ii) the Liens and Security Interest granted in favor of the Lenders under this Agreement, the other Loan Documents and the Financing Orders and the Liens securing the Prepetition Lenders Indebtedness shall be deemed released and terminated, and (iii) the representations and warranties of the Borrower contained in Article V, the covenants of the Borrower contained in Article VI, and the indemnification obligations of the Borrower contained in Section 9.6 shall be deemed deleted from this Agreement.  The Agent and the Lenders acknowledge and agree that this Section 9.17 (a) is an essential provision of this Agreement, (b) is supported by adequate consideration, and (c) shall be incorporated in the Financing Orders and the Confirmation Order.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the first date set forth in the Preamble.

BORROWER:

BIOVEST INTERNATIONAL, INC.

By:	/s/ David Moser
Name: David Moser
Title: Secretary

LENDERS:

CORPS REAL, LLC

By:	/s/ Ronald E. Osman
Name: Ronald E. Osman
Title: Manager

PSOURCE STRUCTURED DEBT LIMITED

By:	PSource Capital Ltd.,
its investment consultant

By:
Name:
Title: Authorized Signatory

VALENS U.S. SPV I, LLC

By:	Valens Capital Management, LLC,
its investment manager

By:
Name:
Title: Authorized Signatory

VALENS OFFSHORE SPV I, LTD.

By:	Valens Capital Management, LLC,
its investment manager

By:
Name:
Title: Authorized Signatory

VALENS OFFSHORE SPV II, CORP.

By:	Valens Capital Management, LLC,
its investment manager

By:
Name:
Title: Authorized Signatory

LAURUS MASTER FUND LTD.

(In Liquidation)

By:
Name:
Title: Authorized Signatory

CALLIOPE CORPORATION

By:
Name:
Title: Authorized Signatory

AGENT:

LV ADMINISTRATIVE SERVICES, INC.

By:
Name:
Title:

Schedules

Schedule 1	Advance Percentage
Schedule 4.1(a)	Certificates of Insurance
Schedule 5.2	Capitalization; Voting and Registration Rights
Schedule 5.5	Subsidiaries
Schedule 5.6	Litigation
Schedule 5.8	Taxes
Schedule 5.9	Titles and Liens
Schedule 5.10	Intellectual Property Rights
Schedule 5.11	Leases
Schedule 6.4	Indebtedness

Exhibits

Exhibit A	Annual Budget
Exhibit B	Budget Compliance Certificate
Exhibit C	Intellectual Property Security Agreement
Exhibit D	Notes
Exhibit E	Form of Notice of Borrowing

Schedule 1
Advance Percentage

PSource Structured Debt Limited	─	12.76%
Valens U.S. SPV I, LLC	─	11.53%
Valens Offshore SPV I, Ltd.	─	36.57%
Valens Offshore SPV II, Corp.	─	32.78%
Laurus Master Fund, Ltd.	─	1.81%
Calliope Corporation	─	4.55%

Schedule 4.1(a)
Certificates of Insurance

See Attached

Schedule 5.2
Capitalization; Voting and Registration Rights

None

Schedule 5.5
Subsidiaries

The Borrower owns one hundred percent (100%) of the equity interests in Biovest Europe Limited, a private limited company incorporated in the United Kingdom.

Schedule 5.6
Litigation

1.
The following litigation was filed against the Borrower prior to the Petition Date:

Whitebox Credit Arbitrage Partners, LP; Whitebox Special Opportunities Fund Series B Partners, LP; Pandora Select Partners, LP; Whitebox Multi-Strategy Partners, LP; and Whitebox Concentrated Convertible Arbitrage Partners, LP, v. Biovest International, Inc., filed in the 4th Judicial District of Minnesota and bearing Court File No. 27-CV-13-1275

2.
The Borrower has received a letter dated April 3, 2013 from Golson Legal, P.A., counsel to Accentia Biopharmaceuticals, Inc. (“Accentia”), addressed to the Corps Real Lender and its counsel, pursuant to which Accentia has asserted a claim to ownership of certain of the Owned Intellectual Property.

Schedule 5.8
Taxes

None

Schedule 5.9
Titles and Liens

1.	The Economic Development Authority in and for the City of Coon Rapids

Equipment:
AutovaxID (24)	PDA Detector
AutovaxID-P x 3	pH, Osmolarity x 2
Bench x 3	Plate Reader
Biosafety Cabinet 6 ft x 2	Refrigerator 2-8 C
BSC hood 4 ft x 2	Retain Finished product freezer
chair x 4	RT-PCR
Densitometer	Sequencer
Filter Integrity Tester x 2	Stir Plate x 3
Hot Plate x 3	TFF holder x 3
HPLC	tubing welder x 3
Incubator x 2	work bench
LN2 Dewar EOP

2.	City of Coon Rapids

Equipment
AutovaxID (24)	PDA Detector
AutovaxID-P x 3	pH, Osmolarity x 2
Bench x 3	Plate Reader
Biosafety Cabinet 6 ft x 2	Refrigerator 2-8 C
BSC hood 4 ft x 2	Retain Finished product freezer
chair x 4	RT-PCR
Densitometer	Sequencer
Filter Integrity Tester x 2	Stir Plate x 3
Hot Plate x 3	TFF holder x 3
HPLC	tubing welder x 3
Incubator x 2	work bench
LN2 Dewar EOP

3.	Royal Bank of America Leasing, L.P.

Equipment:	AKTA Purifier

The Borrower has received a letter dated April 3, 2013 from Golson Legal, P.A., counsel to Accentia Biopharmaceuticals, Inc. (“Accentia”), addressed to the Corps Real Lender and its counsel, pursuant to which Accentia has asserted a claim to ownership of certain of the Owned Intellectual Property.

Schedule 5.10
Intellectual Property Rights

See Attached

Intellectual Property Rights

Trademarks

Country	Trademark	Registration No.	Registration Date	Filing Date	Serial No.

United States	BIOVEST (Class 5)	3,794,981	05/25/2010		78/449,930
EU	BIOVEST (Classes 5, 9, and 42)	004239422	01/13/2005		004239422
United States	BIOVEST (Class 9)	3,716,935	11/24/2009		78/449,968
United States	BIOVEST (Class 42)	3,716,936	11/24/2009		78/449,977
United States	ACUSYST-MAXIMIZER (Class 9)	2,379,677	8/22/2000		75/829,292
United States	ACUSYST-XCELL (Class 9)	2,379,695	8/22/2000		75/831,709
EU	BIOVAXID (Class 5)	003605698	4/26/2005		003605698
United States	BIOVAXID (Class 5)			07/10/2012	85/672,896
United States	AUTOVAXID (Class 9)	4,066,185	12/06/2011		85/241,512
EU/CTM	AUTOVAXID (Class 9)	10540839	01/04/2012		010540839
Canada	AUTOVAX (Class 9)			09/13/2011	1543256
EU/CTM	AUTOVAX (Class 9)			10/01/2012	A0032067

Intellectual Property Rights

Patents and Patent Applications

Country	Patent	Patent No.	Issue Date	Product Line

United States	Method of Culturing Leukocytes	5,541,105	07/30/1996	BiovaxID
United States	Micro Hollow Fiber Bioreactor	6,001,585	12/14/1999	AutovaxID
EPO	Extra-Capillary Fluid Cycling System and Method for a Cell Culture Device	EP2027247	01/26/2011	AutovaxID
Germany	Extra-Capillary Fluid Cycling System and Method for a Cell Culture Device	DE602007012238D	01/26/2011	AutovaxID
Austria	Extra-Capillary Fluid Cycling System and Method for a Cell Culture Device	AT2027247	01/26/2011	AutovaxID
France	Extra-Capillary Fluid Cycling System and Method for a Cell Culture Device	FR2027247	01/26/2011	AutovaxID
Great Britain	Extra-Capillary Fluid Cycling System and Method for a Cell Culture Device	GB2027247	01/26/2011	AutovaxID
Switzerland	Extra-Capillary Fluid Cycling System and Method for a Cell Culture Device	P2027247	01/26/2011	AutovaxID

Country	Patent Application	Serial No.	Filing Date	Product Line

International WIPO	Methods for Inducing a Sustained Immune Response Against a B-Cell Idiotype Using Autologous Anti-Idiotypic Vaccines	PCT/US2009/059880	10/07/2009	BiovaxID
United States	Methods for Inducing a Sustained Immune Response Against a B-Cell Idiotype Using Autologous Anti-Idiotypic Vaccines	13/301,168	11/21/2011	BiovaxID
Canada	Methods for Inducing a Sustained Immune Response Against a B-Cell Idiotype Using Autologous Anti-Idiotypic Vaccines	CA2,739,918	10/07/2009	BiovaxID
Europe	Methods for Inducing a Sustained Immune Response Against a B-Cell Idiotype Using Autologous Anti-Idiotypic Vaccines	EP 9819833.6	10/07/2009	BiovaxID
Japan	Methods for Inducing a Sustained Immune Response Against a B-Cell Idiotype Using Autologous Anti-Idiotypic Vaccines	JP 2011-531150	10/07/2009	BiovaxID
International WIPO	Materials and Methods for Designing Autologous Idiotype Vaccines and Treatment of B-Cell Malignancies	PCT/US2011/047645	08/12/2011	BiovaxID

Country	Patent Application	Serial No.	Filing Date	Product Line

United States	Materials and Methods for Designing Autologous Idiotype Vaccines and Treatment of B-Cell Malignancies	13/816,918	02/13/2013	BiovaxID
United States	Tumor-Specific GM-CSF Cytokine Response as Predictor of Cancer Vaccine Effectiveness	61/569,131	12/09/2011	BiovaxID
International WIPO	Tumor-Specific GM-CSF Cytokine Response as Predictor of Cancer Vaccine Effectiveness	PCT/US2012/068574	12/07/2012	BiovaxID
International WIPO	Materials and Methods for Designing an Immune Response Against an Epitope	PCT/US2011/059806	11/08/2011	BiovaxID
United States	Methods for Cancer Vaccine Design	61/696,053	08/31/2012	BiovaxID
United States	Extra-Capillary Fluid Cycling System and Method for a Cell Culture Device	12/274,971	11/20/2008	AutovaxID
EPO	Method and System for the Production of Cells and Cell Products and Applications Thereof	EP07777182.2	5/21/2007	AutovaxID
EPO	Method and System for the Production of Cells and Cell Products and Applications Thereof	EP11173373.9	5/21/2007	AutovaxID
Hong Kong	Method and System for the Production of Cells and Cell Products and Applications Thereof	12106563.0	5/21/2007	AutovaxID
United States	Method and System for the Production of Cells and Cell Products and Applications Thereof	12/274,993	11/20/2008	AutovaxID
United States	Method and System for the Production of Cells and Cell Products and Applications Thereof	13/664,048	10/30/2012	AutovaxID
Australia	Perfusion Bioreactors, Cell Culture Systems, and Methods for Production of Cells and Cell Products	2009308354	10/22/2009	AutovaxID
Canada	Perfusion Bioreactors, Cell Culture Systems, and Methods for Production of Cells and Cell Products	2,741,481	10/22/2009	AutovaxID
Europe	Perfusion Bioreactors, Cell Culture Systems, and Methods for Production of Cells and Cell Products	9822715	10/22/2009	AutovaxID
Israel	Perfusion Bioreactors, Cell Culture Systems, and Methods for Production of Cells and Cell Products	212387	10/22/2009	AutovaxID
Japan	Perfusion Bioreactors, Cell Culture Systems, and Methods for Production of Cells and Cell Products	2011-533338	10/22/2009	AutovaxID

Country	Patent Application	Serial No.	Filing Date	Product Line

United States	Perfusion Bioreactors, Cell Culture Systems, and Methods for Production of Cells and Cell Products	13/092,836	04/22/2011	AutovaxID
United States	Method and System for Virus Production and Purification	61/495,882	06/10/2011	AutovaxID
International WIPO	Method and Apparatus for Virus and Vaccine Production	PCT/US2012/041942	06/11/2012	AutovaxID
United States	Methods for High Yield Virus Production	61,496,432	06/13/2011	AutovaxID
United States	Methods for High Yield Virus Production	61/496,898	06/14/2011	AutovaxID
United States	Method and Apparatus for Antibody Production and Purification	61/495,832	06/10/2011	AutovaxID
International WIPO	Method and Apparatus for Antibody Production and Purification	PCT/US2012/041949	06/11/2012	AutovaxID
United States	Biomanufacturing Suite and Methods for Large-Scale Production of Cells, Viruses, and Biomolecules	61,694,184	08/28/2012	AutovaxID

Intellectual Property Rights

Copyrights

None.

Intellectual Property Rights

Licenses

License Agreement effective September 17, 2004 (as amended, September 6, 2012) between Biovest International, Inc. and the Board of Trustees of the Leland Stanford Junior University (“Stanford”), which provides worldwide rights to use two proprietary hybridoma cell lines, which are used in the production of the BiovaxID™ through 2025 (the “Stanford Agreement”).  The Borrower is obligated to pay an annual maintenance fee of $0.01 million, $0.1 million within one year following FDA approval of BiovaxID.  Following FDA approval until September 17, 2019, Stanford will receive a royalty of the greater of $50 per patient or 0.05%, after September 18, 2019, Stanford will receive a royalty of the greater of $85 per patient or 0.10% of the amount received by the Borrower for each BiovaxID patient treated using this cell line. This running royalty will be creditable against the yearly maintenance fee. The Stanford Agreement obligates the Borrower to diligently develop, manufacture, market, and sell BiovaxID and to provide progress reports to Stanford regarding these activities. The Borrower can terminate the Stanford Agreement at any time upon thirty (30) days prior written notice, and Stanford can terminate the Stanford Agreement upon a breach of the agreement by the Borrower that remains uncured for thirty (30) days after written notice of the breach from Stanford.

Claims

The Borrower has received a letter dated April 3, 2013 from Golson Legal, P.A., counsel to Accentia Biopharmaceuticals, Inc. (“Accentia”), addressed to the Corps Real Lender and its counsel, pursuant to which Accentia has asserted a claim to ownership of certain of the Owned Intellectual Property.

Schedule 5.11
Leases

1.	Lease for 8500 Evergreen Boulevard, NW, Minneapolis (Coon Rapids), Minnesota 55433

2.	Lease for 300 South Hyde Park Avenue, Suite 210, Tampa, Florida 33606

Schedule 6.4
Indebtedness

None

Exhibit A

Annual Budget
(See Attached)

Exhibit B

Budget Compliance Certificate

To:           LV Administrative Services, Inc., as Agent for the Lenders under the DIP Credit Agreement (defined below)
Date:           [___________________, 2013]
Subject:

In accordance with our Debtor-in-Possession Credit and Security Agreement dated April 18, 2013 (as amended from time to time, the “DIP Credit Agreement”), attached is the Budget Variance Report of Biovest International, Inc. (the “Borrower”) for the month ended  [_________________, 2013](the “Reporting Date”). Unless otherwise defined herein, all capitalized terms used in this Certificate have the meanings ascribed to them in the DIP Credit Agreement.

A.           Preparation and Accuracy of Budget Variance Report.  I certify that the Budget Variance report is true and accurate as of the Reporting Date.

B.           Name of Borrower; Merger and Consolidation Related Issues.  I certify that:

(Check one)

☐	The Borrower has not, since the date of the DIP Credit Agreement, changed its name or jurisdiction of organization, nor has it consolidated or merged with another Person.

☐
The Borrower has, since the date of the DIP Credit Agreement, either changed its name or jurisdiction of organization, or both, or has consolidated or merged with another Person, which change, consolidation or merger: ☐ was consented to in advance by Agent in writing, and/or ☐ is more fully described in the statement of facts attached to this Certificate.

C.           Events of Default.  I certify that:

(Check one)

☐	I have no actual knowledge of the occurrence of a Default or an Event of Default under the DIP Credit Agreement, except as previously reported to the Agent in writing.

☐
I have knowledge of a Default or an Event of Default under the DIP Credit Agreement not previously reported to the Agent in writing, as more fully described in the statement of facts attached to this Certificate.

D.           Litigation Matters.  I certify that:

(Check one)

☐	I have no actual knowledge of any material adverse change to the litigation exposure of the Borrower.

☐
I have knowledge of material adverse changes to the litigation exposure of the Borrower not previously disclosed in Schedule 5.6, as more fully described in the statement of facts attached to this Certificate.

E.           Compliance with Budget.  I further certify that:

(Check and complete each of the following)

1.           Compliance with Budget.  Borrower ☐ has ☐ has not complied in all respects with the covenants and restrictions set forth in Section 6.1(f) of the DIP Credit Agreement, and as a consequence Borrower ☐ is ☐ is not in compliance with Section 6.1(f) of the DIP Credit Agreement.

Attached are statements of all relevant facts and computations in reasonable detail sufficient to evidence Borrower’s compliance with the financial covenants referred to above, which computations were made in accordance with GAAP.

BIOVEST INTERNATIONAL, INC.

By:

Its:

Exhibit C

Form of Intellectual Property Security Agreement
(See Attached)

Exhibit D

Form of Notes
(See Attached)

SECURED PROMISSORY NOTE

$_____________	March 14, 2013

For value received, the undersigned, BIOVEST INTERNATIONAL, INC., a Delaware corporation  (the “Borrower”), hereby promises to pay to the order of Corps Real, LLC (the “Lender”), acting through the Agent, ________________, on the Termination Date referenced in the Debtor-in-Possession Credit and Security Agreement dated the same date as this Secured Promissory Note (this “Note”) that was entered into by the Lenders and the Borrower (as amended from time to time, the “Credit Agreement”), at Agent’s office located at ___________________, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of ______________________ Dollars ($_________) or the aggregate unpaid principal amount of all Advances made by the Lenders to the Borrower under the Credit Agreement, together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit Agreement.

This Note is one of the Notes referenced in the Credit Agreement, and is subject to the terms of the Credit Agreement, which provides, among other things, for acceleration hereof.  Principal and interest due hereunder shall be payable as provided in the Credit Agreement.  This Note is secured, among other things, pursuant to the Credit Agreement and the Financing Orders and Security Documents, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrower shall pay all actual costs of collection, including reasonable attorneys’ fees and legal expenses if this Note is not paid when due, whether or not legal proceedings are commenced.

Unless otherwise defined herein, capitalized terms used in this Note shall have the meaning ascribed to them in the Credit Agreement.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

[Signature on next page]

BIOVEST INTERNATIONAL, INC.

By:

Its:

SECURED PROMISSORY NOTE

$_____________	March 14, 2013

For value received, the undersigned, BIOVEST INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of _____________________ (the “Lender”), acting through the Agent, ________________, on the Termination Date referenced in the Debtor-in-Possession Credit and Security Agreement dated the same date as this Secured Promissory Note (this “Note”) that was entered into by the Lenders and the Borrower (as amended from time to time, the “Credit Agreement”), at the Agent’s office located at ___________________, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of ______________________ Dollars ($_________) or the aggregate unpaid principal amount of all Advances made by the Lenders to the Borrower under the Credit Agreement, together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit Agreement.

This Note is one of the Notes referenced in the Credit Agreement, and is subject to the terms of the Credit Agreement, which provides, among other things, for acceleration hereof.  Principal and interest due hereunder shall be payable as provided in the Credit Agreement.  This Note is secured, among other things, pursuant to the Credit Agreement and the Financing Orders and Security Documents, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrower shall pay all actual costs of collection, including reasonable attorneys’ fees and legal expenses if this Note is not paid when due, whether or not legal proceedings are commenced.

Unless otherwise defined herein, capitalized terms used in this Note shall have the meaning ascribed to them in the Credit Agreement.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

[Signature on next page]

BIOVEST INTERNATIONAL, INC.

By:

Its:

Exhibit E

Form of Notice of Borrowing

______________, 2013

LV Administrative Services, Inc.
420 Lexington Avenue, Suite 2840
New York, New York 10170

Re:
Debtor-In-Possession Credit and Security Agreement (the “Credit Agreement”) by and among Biovest International, Inc. (the “Borrower”), the Lenders party thereto, and LV Administrative Services, Inc., as Agent

Ladies and Gentlemen:

Reference is made to the above referenced Credit Agreement.  Capitalized terms used herein and not defined herein shall have meanings given to them in the Credit Agreement

Borrower hereby requests an Advance in accordance with the Credit Agreement in the following amount: $____________.  The proceeds of such Advance will be used in accordance with Section 2.7 of the Credit Agreement.

Borrower hereby irrevocably authorizes and directs the Agent to disburse the proceeds of such Advance to the following account:

Upon compliance with the above instructions, the Advance shall constitute an Obligation under the Credit Agreement.

These instructions are irrevocable unless otherwise agreed by the Agent.  The person whose signature appears below represents and warrants that (i) he is duly authorized to execute these instructions on behalf of the Borrower; (ii) no Event of Default or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default has occurred and is continuing; (iii) the representations and warranties of the Borrower in the Credit Agreement are true, correct and complete as of the date hereof in all material respects as if made on the date hereof; and (iv) the Borrower is in compliance with each and every one of its covenants in the Credit Agreement.

A facsimile copy of these instructions shall be deemed valid and may be accepted and relied upon by the Agent as an original.  The Borrower agrees to indemnify and hold you harmless in connection with your compliance with these instructions.

Very truly yours,

BIOVEST INTERNATIONAL, INC.

By:
Name:
Title: